UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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INC RESEARCH HOLDINGS, INC.
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Notice of 2017 Annual Meeting
and Proxy Statement

3201 Beechleaf Court, Suite 600
Raleigh, North Carolina 27604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 23, 2017
To the Stockholders of INC Research Holdings, Inc.:
Notice is hereby given that the Annual Meeting of Stockholders of INC Research Holdings, Inc. (the “Company”) will be held on May 23, 2017 at the Renaissance Raleigh North Hills Hotel, 4100 Main at North Hills St., Raleigh, NC 27609 at 8:00 a.m. EDT. The meeting is called for the following purposes:

1.	To elect the four Class III directors named in the Proxy Statement for a term expiring at the 2020 annual meeting of stockholders or until their successors have been elected and qualified;

2.	To hold an advisory (nonbinding) vote on executive compensation;

3.	To approve the Management Incentive Plan, including the material terms of the performance goals applicable to awards granted under the Plan in accordance with Internal Revenue Code Section 162(m);

4.	To ratify the appointment of the Company’s independent auditors Deloitte & Touche LLP; and

5.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponements thereof.
These matters are more fully described in the Proxy Statement accompanying this Notice.
If you were a stockholder of record of INC Research Class A common stock (“common stock”), as of the close of business on March 27, 2017, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that the board of directors (the “Board”), may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Raleigh, North Carolina during ordinary business hours in the 10-day period preceding the meeting for any purposes related to the meeting.
We are pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow us to furnish these proxy materials (including an electronic Proxy Card for the meeting) and our 2016 Annual Report to stockholders, including financial statements, via the Internet. On or about April 13, 2017, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2016 Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information they need to vote more quickly, while lowering the cost and reducing the environmental impact of printing and delivering annual meeting materials.

You are cordially invited to attend the meeting. Whether or not you expect to attend, the Board respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.
By Order of the Board of Directors of INC Research Holdings, Inc.,

/s/ David Y. Norton
David Y. Norton
Chairman of the Board
Raleigh, North Carolina
Dated:	April 13, 2017

INC RESEARCH HOLDINGS, INC.
Proxy Statement
for the
Annual Meeting of Stockholders
To Be Held May 23, 2017

Page

Information Concerning Solicitation and Voting	ii
PROPOSAL ONE - ELECTION OF DIRECTORS	1
Corporate Governance Matters	7
Security Ownership of Certain Beneficial Owners and Management	15
Section 16(a) Beneficial Ownership Reporting Compliance	17
Executive Compensation and Other Matters	18
Compensation Discussion and Analysis	19
PROPOSAL TWO - ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION	42
PROPOSAL THREE – APPROVAL OF THE MANAGEMENT INCENTIVE PLAN, INCLUDING THE MATERIAL TERMS OF THE PERFORMANCE GOALS APPLICABLE TO AWARDS GRANTED UNDER THE PLAN IN ACCORDANCE WITH INTERNAL REVENUE CODE SECTION 162(M)	43
PROPOSAL FOUR – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM	46
Audit Committee Report	46
Director Compensation for Fiscal Year 2016	49
Compensation Committee Interlocks and Insider Participation	50
Transactions with Related Persons	50
Stockholder Proposals	52
Proxy Solicitation	52
Delivery of Documents to Stockholders Sharing an Address	52
Annual Report on Form 10-K	53
Other Matters	54
Appendix A	A-1

INC RESEARCH HOLDINGS, INC.
PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2017
Information Concerning Solicitation and Voting
This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of the Board for use at the Annual Meeting of Stockholders to be held on May 23, 2017 at 8:00 a.m. EDT at The Renaissance Raleigh North Hills Hotel, 4100 Main at North Hills St., Raleigh, NC 27609 for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.
In accordance with the rules of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing the Notice, this Proxy Statement, our 2016 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on April 13, 2017 and are available for viewing, printing and downloading at www.proxyvote.com. All materials will remain posted on www.proxyvote.com at least until the conclusion of the meeting. The Notice, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are also available, free of charge, in PDF and HTML format under “Investor Relations – Financial Information  – SEC Filings” on our website at www.incresearch.com.
We mailed a Notice of Internet Availability of Proxy Materials on or about April 13, 2017 to our stockholders of record as of March 27, 2017, the record date for the meeting. The Notice of Internet Availability of Proxy Materials and this Proxy Statement contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. Only stockholders of record at the close of business on March 27, 2017 are entitled to notice of and to vote at the meeting. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;

•	Via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or

•
By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m. EDT on May 22, 2017. Of course, if you are a record holder you can always come to the meeting and vote your shares in person. You will need to present a form of personal photo identification in order to be admitted to the meeting. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board, as permitted by law.

ii

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you should direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials. You are also invited to attend the meeting in person. Because a beneficial owner is not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.
Whether you are a stockholder of record or beneficial owner of shares, you can revoke your proxy before your shares are voted at the meeting. If you are a stockholder of record, you may:

•	File a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 before the meeting;

•	Duly execute a later-dated proxy relating to the same shares and deliver it to our Corporate Secretary at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 before the meeting;

•	Attend the meeting and vote in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or

•
If you voted by telephone or via the Internet, vote again by the same means prior to 11:59 p.m. EDT on May 22, 2017 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the meeting by obtaining a legal proxy from them as previously described.
Each holder of our common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholder votes will be tabulated by persons appointed by the Board to act as inspectors of election for the meeting. As of March 27, 2017, there were 54,089,087 shares of our common stock outstanding and entitled to vote at the meeting.
A majority of our outstanding shares of capital stock entitled to vote as of the record date must be present at the meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you: (1) are present and entitled to vote in person at the meeting; or (2) properly submitted a Proxy Card or Voter Instruction Card. If you are present in person or by proxy at the meeting, but do not vote on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this Proxy Statement identifies the votes needed to approve or ratify the proposed action. As of March 27, 2017, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the policy named in the Proxy Card or Voter Instruction Card will vote the shares it represents using its best judgment.
We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.
We will announce the preliminary voting results at the meeting. We will publish the final results in a Form 8-K filed with the SEC within four business days of the meeting.

iii

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
Our Board currently consists of ten members and is divided into three classes, the members of which each serve for a staggered three-year term or until a successor has been elected and qualified. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class III directors, Richard N. Kender, Kenneth F. Meyers, Matthew E. Monaghan and David Y. Norton, have been nominated to fill a three-year term expiring in 2020. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2018 and 2019, respectively, will remain in office.
If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holder will vote the proxies received by it for the four Class III nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.
The name of and certain information regarding each Class III nominee as of March 27, 2017 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604.
Class III Nominees with Terms Expiring in 2017

Name	Age	Position(s) with INC Research Holdings, Inc.	Director Since
Richard N. Kender	61	Director	December 2014
Kenneth F. Meyers	55	Director	October 2016
Matthew E. Monaghan	49	Director	October 2016
David Y. Norton	65	Chairman of the Board	February 2015
Class I Directors with Terms Expiring in 2018

Name	Age	Position(s) with INC Research Holdings, Inc.	Director Since
Linda Harty	56	Director	March 2017
Alistair Macdonald	47	Chief Executive Officer and Director	October 2016
Eric P. Pâques	62	Director	February 2017
Class II Directors with Terms Expiring in 2019

Name	Age	Position(s) with INC Research Holdings, Inc.	Director Since
Robert W. Breckon	59	Director	September 2010
David F. Burgstahler	48	Director	August 2010
William E. Klitgaard	64	Director	March 2017

Class III Director Nominees
Below each nominee’s biography is an assessment of the nominee’s qualifications, attributes, skills and experience that led us to believe that each nominee is well-qualified to serve on the Board.
Richard N. Kender — Director
Richard Kender is an independent director and has served as a member of our Board since December 2014. Mr. Kender is a member of the Audit Committee. Mr. Kender is a 35-year veteran in the pharmaceutical industry and spent his entire career at Merck & Co., Inc. Mr. Kender worked across the business in such areas as accounting, finance and business development, holding roles of increasing responsibility. Most recently, he served as Senior Vice President, Business Development and Corporate Licensing from 2000 until his retirement in 2013. Mr. Kender graduated from Villanova University with a Bachelor’s of Science degree in Accounting and earned his MBA from Fairleigh Dickinson University. He currently serves as Chair of the Audit Committee and a member of the Compensation Committee of Seres Therapeutics, a microbiome therapeutics platform company developing a novel class of biological drugs, which are designed to restore health by repairing the function of a dysbiotic microbiome. He also serves on the Business Development and Audit Committees of Poxel, a biopharmaceutical company focused on the development of innovative treatments for type 2 diabetes.
We believe Mr. Kender’s longstanding career in the pharmaceutical industry, including various leadership roles in accounting and finance, along with his global business development and public company board experience, are of significant benefit to our Board as our Company continues to grow its global customer base and strengthen its accounting and financial controls. For these reasons, Mr. Kender is well qualified to serve on the Board and its committees.
Kenneth F. Meyers — Director
Kenneth Meyers is an independent director and has served as a member of our Board since October 2016. Mr. Meyers is the Chair of the Compensation Committee. Mr. Meyers currently serves as Senior Vice President and Chief Human Resources Officer at Hill-Rom, a global medical technologies, medical device and supply company, a position he has held since 2015. He previously held the same role at Hospira, Inc., a manufacturer and distributor of generic injectable pharmaceuticals, biosimilars and medical devices, from 2008 until its acquisition by Pfizer, Inc. in 2015. From 2004 to 2008, Mr. Meyers was a partner with Mercer/Oliver Wyman, a consulting firm specializing in leadership development. He also has served in senior human resources roles for Starbucks Coffee International, The Gymboree Corporation, Walt Disney Imagineering, and United Technologies Corporation.
Mr. Meyers serves on the Board of Directors for Elyssa’s Mission, a community-based non-profit organization dedicated to preventing teen suicide. He also is a member of the Board of Directors and Chair of the Compensation Committee for The Henry P. Kendall Foundation, an organization working to create healthy and sustainable food systems in New England. Mr. Meyers holds a bachelor’s degree with dual majors in International Business Administration and Human Resource Management from the Wharton School of the University of Pennsylvania, and an MBA from the Harvard Business School.
We believe Mr. Meyers’ direct knowledge of the challenges associated with building a global workforce in the biopharmaceutical industry from an HR perspective will be invaluable to the Company as we continue to expand worldwide and focus on being the ‘CRO of Choice’ for customers, employees and other stakeholders alike. For these reasons, Mr. Meyers is well qualified to serve on the Board and its committees.
Matthew E. Monaghan — Director
Matthew Monaghan is an independent director and has served as a member of our Board since October 2016. Mr. Monaghan is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Monaghan currently serves as Chairman, President and Chief Executive officer of Invacare Corporation, a medical device manufacturer for the home and long-term healthcare markets. He joined the company in April 2015 as President and Chief Executive Officer and was named Chairman of the Board in May 2015. From 2014 to 2015, Mr. Monaghan served as Senior Vice President, Global Hips and Reconstructive Research for Zimmer

Holdings, Inc., a global company that designs, develops, manufactures and markets orthopedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. He also served as Vice President and General Manager, Global Hips Business at Zimmer from 2009 through 2013. Mr. Monaghan also has served as an Operating Executive for Texas Pacific Group from 2006 to 2009 and at Cerberus Capital Management from 2003-2005. He started his career in the aerospace, medical and other industrial businesses of General Electric.
Mr. Monaghan is a trustee of Cleveland Clinic Avon Lake Hospital. He holds a Bachelor’s degree in Mechanical Engineering from Cornell University, a Master’s degree in Mechanical Engineering from MIT and an MBA from INSEAD in France.
We believe Mr. Monaghan’s nearly three decades of medical device development, operating management, and manufacturing will be exceptionally valuable as we continue to develop The Company’s capabilities in this important area. For these reasons, Mr. Monaghan is well qualified to serve on the Board and its committees.
David Y. Norton — Director
David Norton is an independent director and has served as a member of our Board since February 2015. Mr. Norton is the Chairman of our Board and the Chair of the Nominating and Corporate Governance Committee. Mr. Norton is a 40-year veteran in the pharmaceutical industry, most recently serving as Interim Chief Executive Officer of Savient Pharmaceuticals, Inc., from February 2012 to July 2012. Prior to that, he was Company Group Chairman, Global Pharmaceuticals for Johnson & Johnson from May 2009 to September 2011. In this role, he was responsible for leading and developing the company’s strategic growth agenda, including the strategy for licensing, acquisitions and divestments, and ensuring alignment with the global strategic functions, R&D and the commercial organizations. Mr. Norton began his Johnson & Johnson career in 1979 as a Product Manager for the company’s affiliate Janssen Pharmaceutica in Australia and during his tenure held a number of positions, including Company Group Chairman, Worldwide Commercial and Operations, CNS/Internal Medicine franchise; Company Group Chairman, Pharmaceutical Group, Europe, the Middle East and Africa; and Company Group Chairman, Pharmaceuticals Group, North America. Mr. Norton currently serves as the Chairman of the Board of Directors of VIVUS, Inc., the Global Alliance for TB Drug Development and the American Foundation for Suicide Prevention, and is a Senior Advisor to Tapestry Networks Boston/London. He previously served on the Board of Directors of Savient Pharmaceuticals from October 2011 to December 2013. Savient Pharmaceuticals filed for bankruptcy protection in October 2013. Mr. Norton has a Marketing degree from the College of Distributive Trades, London and Preston Polytechnic, Preston, U.K. and a degree in Computer Programming Technology from Control Data Institute in Sydney, Australia.
We believe Mr. Norton’s global and therapeutic experience in successfully growing Johnson & Johnson’s pharmaceuticals group and his insights into the wider drug development community are of significant benefit to the Board as we continue to expand our customer relationships globally. For these reasons, Mr. Norton is well qualified to serve on the Board and its committees.
Other Directors Not Up For Re-Election at this Meeting
Robert W. Breckon — Director
Robert Breckon is an independent director and has served as a member of our Board since September 2010. Mr. Breckon is a member of the Audit Committee. Mr. Breckon currently serves as President of Breckon Consultants Inc., which provides consulting services in the healthcare sector, and has been a Senior Advisor to Teachers’ Private Capital, (“Teachers”) since July 2010. From 2005 to 2010, he served as Senior Vice President, Strategy & Corporate Development at MDS Inc., a leading provider of products and services to the global life sciences markets now known as Nordion Inc., where he led acquisitions and post-acquisition integration assignments in North America, Europe and Asia. Prior to that, he held various senior-level general management positions including VP and General Manager of AutoLab Systems from 1995 to 1999. Mr. Breckon has served on the boards of numerous public and private companies in the United States and Canada, including Heartland Dental, Xenogen Corporation, Evolved Digital Systems Inc., Systems Xcellence Inc., Automed Systems, Inc., InPhact Inc., MDS Proteomics, Hudson Valley Laboratories and Careforce International. Mr. Breckon received his Bachelor of

Science in Computer Science and Commerce from the University of Toronto and has completed the Harvard Business School Advanced Management Program.
We believe Mr. Breckon’s financial, accounting, acquisition and business experience in the health and life sciences industry, and experience serving on public and private boards brings to our Board important skills. For these reasons, Mr. Breckon is well-qualified to serve on the Board and its committees.
David F. Burgstahler — Director
David Burgstahler is an independent director and has served as a member of our Board since August 2010 and is a member of the Nominating and Corporate Governance Committee. Mr. Burgstahler is the President and Co-Managing Partner of Avista and the Chief Executive Officer of Avista Healthcare Public Acquisition Corp. He was a founding partner of Avista since 2005 and since 2009, has been President of Avista. Prior to forming Avista, he was a partner of DLJ Merchant Banking Partners. He was at DLJ Investment Banking from 1995 to 1997 and at DLJ Merchant Banking Partners from 1997 through 2005. Prior to that, he worked at Andersen Consulting (now known as Accenture) and McDonnell Douglas (now known as Boeing). He holds a Bachelor of Science in Aerospace Engineering from the University of Kansas and a Master of Business Administration from Harvard Business School. He currently serves as a Director of ACP Mountain Holdings, Inc., AngioDynamics Inc., Avista Healthcare Public Acquisition Corp., Lantheus Holdings Inc., Osmotica Holdings Corp. and WideOpenWest, LLC. He previously served as a Director of BioReliance Holdings, Inc., ConvaTec Group plc, Warner Chilcott plc.
We believe Mr. Burgstahler’s extensive finance and management background, with over 20 years in banking and finance, and his experience serving as a director for a diverse group of private and public companies, brings to our Board important skills. For these reasons, Mr. Burgstahler is well-qualified to serve on the Board and its committees.
Linda S. Harty — Director
Linda Harty is an independent director and has served as a member of our Board since March 2017. Ms. Harty is a member of the Audit Committee. Ms. Harty serves as Vice President, Treasurer of Medtronic, a global company specializing in medical technology, services and solutions. Previously, she served as Executive Vice President, Treasurer at Cardinal Health in Columbus, Ohio. Prior to her time at Cardinal, she held financial leadership positions at RTM Restaurant Group, BellSouth, ConAgra and Kimberly-Clark. Ms. Harty earned her undergraduate degrees in finance and economics from the University of Wisconsin - Oshkosh, and furthered her studies in accounting at Georgia State University. Ms. Harty is on the Board of Directors at Parker Hannifin, a Fortune 250 global leader in motion and control technologies, where she serves as Chair of the Audit Committee. Ms. Harty is also on the Board of Directors of Wabtec Corporation, a leading supplier of value-added technology-based products and services for freight rail, passenger transit and select industrial markets, and is the Chair of the Audit Committee.
We believe Ms. Harty’s extensive global experience in senior finance and accounting leadership positions across a variety of industries brings to our Board important skills and ability to provide insights regarding finance-related activities. For these reasons, Ms. Harty is well-qualified to serve on the Board and its committees.
William E. Klitgaard — Director
William Klitgaard is an independent director and has served as a member of our Board since March 2017. Mr. Klitgaard is the Chair of the Audit Committee. Mr. Klitgaard currently serves on the Board of Directors at Liaison Technologies, a private company that provides cloud data brokerage services. He also serves on the Enterprise Business Unit Advisory Board for Synchronoss, a global leader in managed mobility solutions for Service Providers and Enterprise, and is a professional consultant in the IT industry. Mr. Klitgaard served as President of Enlighten Health, a division of LabCorp that focuses on innovation and creation of new information-based services utilizing core assets of LabCorp and Covance. Previously, he spent 19 years at Covance, one of the world’s largest contract research organizations, where he served for three years as Corporate Senior Vice President and Chief Information Officer and nearly twelve years as Corporate Senior Vice President and Chief Financial Officer. Prior to his time at Covance, Mr. Klitgaard held finance leadership positions at Kenetech Corporation and Consolidated

Freightways, Inc. Mr. Klitgaard completed his undergraduate studies in economics at the University of California at Berkeley, followed by his master’s degree at the Sloan Management School, Massachusetts Institute of Technology.
We believe Mr. Klitgaard’s experience in the CRO industry, including his experience in finance and information technology brings to our Board skills that are critical to our business and an understanding of the industry as we continue to expand globally. For these reasons, Mr. Klitgaard is well-qualified to serve on the Board and its committees.
Alistair Macdonald – Chief Executive Officer and Director
Alistair Macdonald has been our Chief Executive Officer and a member of our Board since October 2016. He joined our Company in 2002 and has served in various senior leadership roles during that time. Prior to his current role, Mr. Macdonald most recently served as our President from January 2015 to October 2016 and as Chief Operating Officer from January 2013 to October 2016. He also served as President, Clinical Development Services from March 2012 to January 2013, Executive Vice President of our Global Oncology Unit from February 2011 to March 2012, Executive Vice President, Strategic Development from October 2009 to February 2011, and Senior Vice President, Biometrics from May 2002 to September 2009. He received his Master of Science in Environmental Diagnostics from Cranfield University.
We believe Mr. Macdonald brings to our Board valuable perspective and experience as our Chief Executive Officer, and as a former Chief Operating Officer of our Company, as well as extensive knowledge of the CRO and biopharmaceutical industries, all of which qualify him to serve as one of our directors.
Eric P. Pâques — Director
Eric Pâques is an independent director and has served as a member of our Board since February 2017. Mr. Pâques is a member of the Compensation Committee. Mr. Pâques is Chairman of the Supervisory Board of Proteros Biostructure GmbH in Munich (Germany). He is also a professor at the faculty for mathematics, informatics, and natural sciences at RWTH-AACHEN University in Germany. Mr. Pâques previously served as the Chief Executive Officer of the Grünenthal Group. Mr. Pâques started his career at Hoechst AG (later HMR and Aventis) before joining the Grünenthal Group, a research-based family owned pharmaceutical company, in 1994. During his career, he has held leadership positions in various areas of the organization, including Research & Development, M&A, and Licensing among others. Mr. Pâques serves on the Board of Directors of the Grünenthal Group. Mr. Pâques completed his undergraduate studies in chemistry, followed by his doctoral thesis at the Max Planck Institute of Biochemistry in Munich, Germany and the Université Catholique de Louvain in Belgium.
We believe Mr. Pâques’ multi-faceted career in the pharmaceutical industry, including his global experience in pharmaceutical management with specific expertise in both the sciences and finance, will provide insight into this ever-changing industry and will be invaluable to the Company as we continue to expand worldwide and focus on being the ‘CRO of Choice’ for customers, employees and other stakeholders alike. For these reasons, Mr. Pâques is well-qualified to serve on the Board.
Second Amended and Restated Stockholders’ Agreement
On November 6, 2014, in connection with our initial public offering (the “IPO”), we entered into a Second Amended and Restated Stockholders’ Agreement with affiliates of Avista and Teachers, which we collectively refer to as the Sponsors, as well as our management investors. The Stockholders’ Agreement provided that each Sponsor had rights to elect directors to our Board depending on each Sponsor’s total ownership percentage of our outstanding shares of common stock. As reported on Schedules 13G/A filed on February 3, 2017 and February 13, 2017, the Sponsors no longer hold any shares of the Company’s outstanding common stock.

Required Vote
The four Class III director nominees receiving the affirmative vote of the majority of votes cast for such director at the annual meeting shall be elected as Class III directors. In accordance with Delaware law, votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voted with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

The Board of Directors unanimously recommends that stockholders vote FOR the four Class III director nominees listed above.

CORPORATE GOVERNANCE MATTERS

Information about the Board of Directors
The Board currently comprises ten members, divided into three classes as follows: Class I, consisting of Linda S. Harty, Alistair Macdonald and Eric P. Pâques; Class II, consisting of Robert W. Breckon, David F. Burgstahler and William E. Klitgaard; and Class III, consisting of Richard N. Kender, Kenneth F. Meyers, Matthew E. Monaghan and David Y. Norton. Upon the expiration of the initial term of office for each class of directors, each director in such class will be elected for a term of three years and will serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office or the stockholders (as provided in our bylaws). Because only one-third of our directors will be elected at each annual meeting, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of the board.
As Chairman of the Board, Mr. Norton has authority to, among other things, call and preside over meetings of the Board, set meeting agendas, and determine materials to be distributed to the Board. Accordingly, Mr. Norton has substantial ability to shape the work of the Board.
We have separated the position of Chairman of the Board and that of Chief Executive Officer. While our Board believes the separation of these positions serves our Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman of the Board and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees and the historical experience and understanding of our Company and industry of each of Messrs. Norton and Macdonald.
Independence of Directors
In December 2015, our Sponsors’ collective ownership of the Company decreased below 50% of our outstanding shares. As a result, we no longer qualify as a “controlled company” within the meaning of NASDAQ Stock Market (“NASDAQ”) listing standards. Pursuant to the phase-in periods stipulated by the NASDAQ listing standards, we were required to have a majority independent Board and a majority independent compensation and nominating and corporate governance committees by March 6, 2016, which was 90 days after the date we ceased to qualify as a controlled company, and we were required to be in compliance with certain NASDAQ corporate governance requirements, including the requirements that, within one year of the date of the loss of “control company” status:

•	we have a Compensation Committee that is composed entirely of independent directors;

•	we have a Nominating and Corporate Governance Committee that is composed entirely of independent directors; and

•	our Compensation Committee and Nominating and Corporate Governance Committee be subject to annual performance evaluations.
Effective October 31, 2016, Terry Woodward resigned from the Compensation Committee and Kenneth F. Meyers joined the Board and the Compensation Committee. As of October 31, 2016, we had two independent Compensation Committee members and were compliant with the NASDAQ listing standards.
Effective October 31, 2016, the Board deemed David Burgstahler independent due to Avista no longer owning our stock and appointed Matthew Monaghan to the Board and Nominating and Corporate Governance Committee. As of October 31, 2016, we had four independent Nominating and Corporate Governance Committee members and were compliant with the NASDAQ listing standards.
Effective March 1, 2017, Linda S. Harty and William E. Klitgaard joined the Board. Ms. Harty was appointed as a member of the Audit Committee and Mr. Klitgaard was appointed as Chair of the Audit Committee. As of that date, we regained compliance prior to the end of the cure period provided by NASDAQ rules.

Our Board has undertaken a review of the independence of our directors and has affirmatively determined that Messrs. Breckon, Burgstahler, Kender, Klitgaard, Meyers, Monaghan, Norton and Pâques and Ms. Harty are independent within the meaning of the NASDAQ listing rules and meet the additional test for independence for Audit Committee members imposed by the SEC regulations and the NASDAQ listing rules.
Executive Sessions of Non-Employee Directors
In order to promote open discussion among non-employee directors, our Board has a policy of regularly conducting executive sessions of non-employee directors at scheduled meetings and at such other times requested by a non-employee director.
Selection of Nominees for the Board of Directors
The Nominating and Corporate Governance Committee of our Board has the responsibility for establishing the criteria for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. The Committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities. The Committee has sole discretion regarding director nominations and reserves the right to determine the suitability for any particular candidate. The Nominating and Corporate Governance Committee Charter calls for the Committee to consider diversity to be an additional desirable characteristic in potential nominees.
Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not earlier than the close of business on the 120th day before the meeting and not later than the first to occur of the 90th day prior to such meeting or the 10th day following the date on which notice of such meeting is first given to stockholders.
Any such notice by a “Noticing Stockholder” must set forth the following: (a) the name and address of the Noticing Stockholder as they appear on the Company’s books and, if the Noticing Stockholder holds for the benefit of another, the name and address of such beneficial owner, collectively Holder; (b) the class or series and number of shares of the Company that are, directly or indirectly, owned beneficially and/or of record, and the date such ownership was acquired; (c) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not the instrument or right is subject to settlement in the underlying class or series of capital stock of the Company or otherwise, or a Derivative Instrument, that is directly or indirectly owned beneficially by the Holder or any Stockholder Associated Person, as defined in our bylaws, of the Noticing Stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (d) any proxy, contract, arrangement, understanding or relationship pursuant to which the Holder has a right to vote or has granted a right to vote any shares of any security of the Company; (e) any short interest in any security of the Company (for purposes of our bylaws a person shall be deemed to have a short interest in a security if the Holder or any Stockholder Associated Person of the Noticing Stockholder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (f) any rights to dividends on the shares of the Company owned beneficially by the Holder that are separated or separable from the underlying shares of the Company; (g) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder or any Stockholder Associated Person of the Noticing Stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity; (h) any performance-related fees (other than an asset-based fee) that the Holder or any Stockholder Associated Person of the Noticing Stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any; (i) any arrangements, rights, or other interests described in Sections (c)-(h) above held by members of such Holder’s immediate family sharing the same household; (j) a representation that the Noticing Stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named or propose the business specified in the notice and whether or not such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve the nomination(s) or the business proposed and/or otherwise to solicit proxies from stockholders in support of the nomination(s) or the business proposed; (k) a certification regarding whether or not such stockholder and Stockholder Associated Persons have complied with all applicable federal, state and other legal requirements in connection with such stockholder’s and/or Stockholder Associated Persons’ acquisition of shares or other securities of the Company and/or such stockholder’s and/or Stockholder Associated Persons’ acts or omissions as a stockholder of the Company; (l) any other information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder; and (m) any other information as reasonably requested by the Company. The notice also must set forth the following information as to the person the Noticing Stockholder proposes to nominate for election: (a) all information relating to the nominee (including, without limitation, the nominee’s name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); (b) a description of any agreements, arrangements and understandings between or among such stockholder or any Stockholder Associated Person, on the one hand, and any other persons (including any Stockholder Associated Person), on the other hand, in connection with the nomination of such person for election as a director; and (c) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant.
Information Regarding Meetings of the Board of Directors and Committees
During 2016 our Board held 22 scheduled meetings. From time-to-time, our Board may determine that it is appropriate to form a special committee of its independent directors to address a particular matter(s) not specific to one of its standing committees. In addition to the standing committees described below, in 2016, our Board also formed a Pricing Committee in connection with our May and August 2016 underwritten secondary public offerings. In May, the Pricing Committee was comprised of Messrs. Breckon, Burgstahler, Harwood, J. Macdonald and Woodward. In the two August offerings, the Pricing Committee was comprised of Messrs. Breckon, Burgstahler, Harwood and Woodward. These Pricing Committees held a total of three meetings in 2016 for the purposes of establishing the number of shares and the underwriters’ purchase price.
All of our directors attended at least 75% of the aggregate of all meetings of the Board and all of the Committees on which they served during 2016. Although we do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders, we generally encourage all directors to attend. All directors attended the annual stockholder meeting in 2016.

Board of Directors Committees
Standing Committees of our Board of Directors
In November 2014, our Board adopted written Charters for the Compensation Committee and the Nominating and Corporate Governance Committee. In January 2016, our Board adopted an amended written Charter for the Audit Committee. In December 2016, our Board adopted an amended written Charter for the Compensation Committee. All of our Committee Charters are available under “Investor Relations – Corporate Governance – Charters and Corporate Governance Documents” on our website at www.incresearch.com. The following table provides membership information of our directors in each Committee of our Board as of March 27, 2017:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David Y. Norton (Chairman of the Board)			Chair
Robert W. Breckon	Member
David F. Burgstahler			Member
Linda S. Harty	Member
Richard N. Kender	Member
William E. Klitgaard	Chair
Alistair Macdonald
Kenneth F. Meyers		Chair
Matthew E. Monaghan		Member	Member
Eric P. Pâques		Member
= Financial Expert
In 2016 and in early 2017, we made the following changes to the committee compositions:
Audit Committee. On November 1, 2016, Charles C. Harwood, Jr. notified the Board that he was resigning from the Audit Committee and Board effective November 4, 2016. Effective March 1, 2016, Mr. Klitgaard became Chair upon his appointment to the Board and Ms. Harty joined upon her appointment to the Board.
Compensation Committee. Charles C. Harwood, Jr. and Terry Woodward resigned, and Mr. Meyers joined upon his appointment to the Board on October 31, 2016. On March 20, 2017, Mr. Norton relinquished his Chair position to Mr. Meyers and Messrs. Monaghan and Pâques joined.
Nominating and Corporate Governance Committee: Mr. Monaghan joined upon his appointment to the Board on October 31, 2016. Effective March 20, 2017, Mr. Burgstahler relinquished his Chair position to Mr. Norton but retained his membership and Mr. Kender resigned from the Committee.
Audit Committee
Our audit committee is currently composed of Messrs. Breckon, Kender and Klitgaard (Chair) and Ms. Harty. Each member satisfies the independence requirements of Rule 5605(a)(2) of the NASDAQ listing rules and SEC Rule 10A-3. Our Audit Committee as constituted during our 2016 fiscal year met nine times. Our Audit Committee is responsible for, among other things:

•	the integrity of our financial statements;

•	our systems of internal control over financial reporting and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;

•	our independent registered public accounting firm’s annual audit of our financial statements and any engagement to provide other services;

•	our legal and regulatory compliance;

•	our related person transaction policy; and

•	the application of our codes of business conduct and ethics as established by management and our Board.
Our Board has affirmatively determined that each of Messrs. Breckon, Kender and Klitgaard and Ms. Harty qualifies as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. The designation does not impose on them any duties, obligations or liabilities that are greater than those generally imposed on members of our Audit Committee and our Board.
On November 1, 2016, Charles C. Harwood, Jr. notified the Board that he was resigning as Chair of our Audit Committee effective November 4, 2016. As a result, on November 3, 2016, the Company notified NASDAQ that, due to Mr. Harwood’s resignation from the Audit Committee, the Company would no longer satisfy the requirements of NASDAQ Listing Rule 5605(c)(2)(A), which requires the audit committee of a company with NASDAQ-listed securities to have a minimum of three members, each of whom satisfies the independence requirements set forth in NASDAQ Listing Rule 5605(a)(2). In the Company’s notice to NASDAQ, the Company also informed NASDAQ that it intended to rely upon the cure period provided by NASDAQ Listing Rule 5605(c)(4)(B), which provides a cure period to regain compliance with Listing Rule 5605(c)(2)(A). On March 1, 2017, the Board appointed William E. Klitgaard to serve as Chair of our Audit Committee and Linda Harty to serve as a member of our Audit Committee. Therefore, on March 1, 2017, the Company regained compliance prior to the end of the cure period provided by NADAQ’s rules.
Compensation Committee
Our Compensation Committee currently consists of Messrs. Meyers (Chair), Monaghan and Pâques and is comprised of all independent directors. Our Compensation Committee as constituted during during our 2016 fiscal year met seven times. Our Compensation Committee is responsible for assisting our Board in overseeing our management compensation policies and practices, including:

•	determining and approving the compensation of our Chief Executive Officer;

•	reviewing and approving incentive compensation policies and programs, and exercising discretion in the administration of those policies and programs;

•	reviewing and approving equity compensation programs, and exercising discretion in the administration of those programs; and

•	preparing the annual report of the Compensation Committee required by the SEC rules to be included in our annual report.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Messrs. Norton (Chair), Burgstaler and Monaghan and is comprised of all independent directors. Our Nominating and Corporate Governance Committee as constituted during our 2016 fiscal year met four times. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to our Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;

•	overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nominations by our Board;

•	developing, recommending to our Board and overseeing implementation of our Corporate Governance Guidelines and Principles; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.
Risk Oversight
While our Company’s senior management has responsibility for the management of risk, our Board plays an important role in overseeing this function. Our Board regularly reviews our market and business risks during its meetings and, since its formation, each of its Committees began overseeing risks associated with its respective area of responsibility. In particular, our Audit Committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets. Our Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. Our Nominating and Corporate Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of our Committees typically reports to the full Board at each quarterly Board meeting and also as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Key Corporate Governance Changes in 2016 and Early 2017
Because our Board and its Committees are committed to strong and effective corporate governance and oversight and mitigation of risk, they regularly monitor our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations, and the NASDAQ listing standards. In 2016 and early 2017, the Board and its Committees made the following key changes to our corporate governance policies and practices:

•
Amending and restating our Bylaws to change the voting standard for uncontested elections of directors from plurality voting to majority voting, such that, in an uncontested election, a director nominee will be elected to the Board only if the number of votes cast “for” that director exceeds the number of votes cast “against” that director. Directors will continue to be elected by a plurality of the votes cast in contested elections.

•
Adopting Stock Ownership Guidelines for our executive officers and non-employee directors, as described below, to further align the long-term interests of the Company’s senior management and board members with those of stockholders by requiring that they maintain significant holdings of the common stock of the Company.

•
Ensuring that the Compensation and Nominating and Corporate Governance Committees were solely comprised of independent directors in order to meet the phase-in timeframe of the NASDAQ listing standards after losing controlled-company status in December 2015.

Stock Ownership Guidelines
Effective January 1, 2017, the Compensation Committee recommended to the Board, and the Board approved, stock ownership guidelines for (i) our officers subject to Section 16 reporting; (ii) all other executives that report directly to the Chief Executive Officer; and (iii) non-employee directors. The Board believes that requiring these executives and non-employee directors to maintain a significant personal level of stock ownership further aligns the long-term interests of the Company’s senior management and board members with those of stockholders.
The ownership requirement may be satisfied through direct and indirect beneficial ownership of our stock, and unvested time-based RSUs. No outstanding unexercised stock options are taken into account for purposes of satisfying these guidelines.
The ownership requirements are expressed in dollar values and are calculated as multiples of salary or retainer as follows:

Chief Executive Officer	5 times base salary
Other Executives	2.5 times base salary
Non-Employee Directors	3 times annual cash retainer
The guidelines are expected to be achieved within five years of the effective date or within five years of a person first becoming subject to the stock ownership guidelines. For executives, quarterly evaluations will be conducted by management to assess progress toward the ownership requirement based on the stock price and base salary level at that time. Executives and directors subject to the stock ownership guidelines who have not met the ownership requirement, or are projected to not achieve the ownership requirement by the necessary date, will not be permitted to sell shares in excess of 50% of the net after-tax value of shares received under equity grants made after November 1, 2014.
     Additionally, the stock ownership guidelines include a market volatility provision. In the event there is a significant decline in our stock price that causes a non-employee director or executive’s holdings to fall below the applicable threshold, the non-employee director or executive will not be required to purchase additional shares to meet the applicable threshold, but such non-employee director or executive will not be able to sell or transfer any shares until the applicable threshold has again been achieved. The Compensation Committee will review the stock ownership guidelines and progress toward meeting ownership requirements at least annually.
Code of Business Conduct and Ethics and Code of Ethics
We have adopted a code of business conduct and ethics relating to the conduct of our business by all of our employees, officers, and directors, as well as a code of ethics for principal executive officer and senior financial officers. Each of these policies is posted under “Investors – Corporate Governance – Charters and Corporate Governance Documents” on our website at www.incresearch.com. Additionally, we have adopted an insider trading policy to establish guidelines for our employees, officers, directors, and consultants regarding transactions in our securities. The insider trading policy also establishes guidelines for the disclosure of information related to our Company to the investing public, market analysts, brokers, dealers, investment advisors, the media, and any persons who are not our employees or directors.
Communications with the Board of Directors
Stockholders who wish to communicate with members of our Board, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the board due to the nature or volume of the correspondence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 27, 2017 unless otherwise noted below for the following:

•	each person or entity known to own beneficially more than 5% of our outstanding common stock as of the date indicated in the corresponding footnote;

•	each member of our Board and each of our named executive officers (“NEOs”); and

•	all current members of our Board and our executive officers as a group.
Applicable percentage ownership is based on 54,089,087 shares of our common stock outstanding as of March 27, 2017, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after March 27, 2017, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o INC Research Holdings, Inc., 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percent of common stock outstanding (1)
5% Stockholder:
The Vanguard Group (2)	5,657,345	10.46%
BlackRock, Inc. (3)	3,688,107	6.82%
Named Executive Officers and Directors:
Alistair Macdonald (4)	17,567	*
Gregory S. Rush	—	—
Michael Gibertini, PhD (5)	51,237	*
Christopher L. Gaenzle (6)	9,385	*
D. Jamie Macdonald (7)	—	—
Robert W. Breckon (8)	3,365	*
David F. Burgstahler (9)	36,065	*
Linda S. Harty (10)	—	—
William Klitgaard (11)	—	—
Richard N. Kender (12)	5,131	*
Kenneth F. Meyers (13)	—	—
Matthew E. Monaghan (14)	—	—
David Y. Norton (15)	5,023	*
Eric P. Pâques (16)	—	—
All board of director members and executive officers as a group (13 individuals) (17)	127,773	*
*less than 1%

(1)	Percentages are based on our common stock outstanding as of March 27, 2017.

(2)
As reported on a Schedule 13G filed on February 10, 2017, The Vanguard Group, Inc. reported sole voting power over 87,286 shares, sole dispositive power over 5,563,127 shares, and shared dispositive power over 94,218 shares. Includes 84,244 shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”) as a result of its serving as an investment manager of collective trust accounts. Also includes 13,016 shares beneficially owned by Vanguard Investments Australia, Ltd. (“VIA”) as a result of its serving as an investment manager of Australian investment offerings. VFTC and

VIA are wholly owned subsidiaries of The Vanguard Group, Inc. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
As reported on a Schedule 13G filed on January 30, 2017, BlackRock, Inc. reported sole voting power over 3,561,861shares, sole dispositive power over 3,688,107 shares, and shared dispositive power over 0 shares. The address of the BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.

(4)	Includes 15,040 options currently exercisable or exercisable within 60 days of March 27, 2017.

(5)	Includes 48,104 options currently exercisable or exercisable within 60 days of March 27, 2017.

(6)	Includes 9,385 options currently exercisable or exercisable within 60 days of March 27, 2017.

(7)	Includes zero options currently exercisable or exercisable within 60 days of March 27, 2017.

(8)	Includes 1,134 options currently exercisable or exercisable within 60 days of March 27, 2017.

(9)	Includes zero options currently exercisable or exercisable within 60 days of March 27, 2017.

(10)	Includes zero options currently exercisable or exercisable within 60 days of March 27, 2017.

(11)	Includes zero options currently exercisable or exercisable within 60 days of March 27, 2017.

(12)	Includes 1,933 options currently exercisable or exercisable within 60 days of March 27, 2017.

(13)	Includes zero options currently exercisable or exercisable within 60 days of March 27, 2017.

(14)	Includes zero options currently exercisable or exercisable within 60 days of March 27, 2017.

(15)	Includes 1,860 options currently exercisable or exercisable within 60 days of March 27, 2017.

(16)	Includes zero options currently exercisable or exercisable within 60 days of March 27, 2017.

(17)	Includes 77,456 options currently exercisable or exercisable within 60 days of March 27, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during the prior fiscal year and through March 27, 2017, all of our executive officers, directors, and to our knowledge, 10% stockholders complied with the filing requirements of Section 16(a) of the Exchange Act, except David Burgstahler, member of our Board, who filed a Form 4 on September 1, 2016 reporting his August 24, 2016 receipt of shares from a pro rata distribution from Avista Capital Partners II, L.P. (“Avista Capital”), Avista Capital Partners (Offshore) II, L.P. (“ACP”) and Avista Capital Partners (Offshore) II-A, L.P. (collectively with Avista Capital and ACP, “Avista”) and Charles C. Harwood, Jr., a former member of our Board, who filed a Form 4 on August 31, 2016 reporting his August 24, 2016 receipt of shares from a pro rata distribution from Avista.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Compensation Committee Report
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”), with our Company’s management. Based on this review and discussion, the Compensation Committee recommended to our Board that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is filed with the SEC.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Kenneth F. Meyers, Chair
Matthew E. Monaghan
Eric P. Pâques
David Y. Norton*

*Effective March 20, 2017, the composition of the Compensation Committee changed and Mr. Norton resigned. However, he participated in the compensation-related determinations for fiscal year 2016 and is being included in the Compensation Committee report.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides information regarding our compensation program and describes the compensation packages for the following executives employed by us on December 31, 2016 whom we refer to as the named executive officers (“NEOs”), in this Proxy Statement:

•	Alistair Macdonald, Chief Executive Officer and Director;

•	Gregory S. Rush, Executive Vice President and Chief Financial Officer;

•	Michael Gibertini, PhD, Chief Operating Officer;

•	Christopher L. Gaenzle, Chief Administrative Officer, General Counsel and Secretary; and

•	D. Jamie Macdonald, former Chief Executive Officer*
*D. Jamie Macdonald served as the Chief Executive Officer and a Director through the end of September 2016, continuing as a Vice Chairman of our Board through the end of February 2017.
Summary
Performance Highlights
INC Research is a leading contract research organization (“CRO”) with deep therapeutic focus, conducting global clinical trials to take medicines to the people that need them. Our management team’s execution of customer-focused programs and services has made it possible to grow stockholder value over time. Below is a summary of our financial performance in fiscal year 2016:

•	Total stockholder return was 8.4% in fiscal year 2016 and 105% over the two-year period based on the change in the Company’s stock price between December 31, 2014 and December 31, 2016;

•	Diluted earnings per share increased to $2.03 in fiscal year 2016 compared to $1.95 in fiscal year 2015, representing a 4% increase;

•	Adjusted EBITDA increased by 10.5% to $244.5 million in fiscal year 2016, up from $221.4 million in fiscal year 2015*; and

•	Net service revenue increased from $914.7 million in fiscal year 2015 to $1.03 billion in fiscal year 2016, representing a 12.6% increase.
*“Adjusted EBITDA” is defined in the Non-GAAP Financial Measures section (page 47) included in our Annual Report on Form 10-K for the year ended December 31, 2016.
Goals of our Compensation Program
Our compensation strategy has consistently focused on providing total compensation packages that are designed to attract and retain high-caliber executives by incentivizing them to achieve company performance goals and closely aligning these goals with stockholder interests. We emphasize pay-for-performance and long-term value creation for our stockholders, compensating our executive officers with a combination of base salary, short-term cash incentives and long-term equity incentives, with our incentive compensation being weighted more heavily than base salary. Accordingly, a significant portion of our executives’ compensation is at risk. Our compensation program provides clear accountability and rewards for producing results.
Elements of our Compensation Program
During 2016, the Company effectively executed a planned CEO transition, along with several other organizational changes including the promotion of a key leader, Michael Gibertini, to the position of chief operating officer. The Company also continued to take actions designed to align the long-term interests of our NEOs and other senior executives with the interests of our stockholders, including through the adoption of Stock Ownership Guidelines as discussed in this Proxy Statement.

Overall, the Compensation Committee believes the Company’s compensation policies and programs are effective, market-appropriate, and in line with stockholder expectations. The following key elements of our executive compensation program are designed to align the interests of our NEOs and other senior executives with the interests of our stockholders:

Compensation Element	Key Features and Purpose	Fiscal Year 2016 Actions
Base Salary	Fixed annual cash compensation to attract and retain talented executives.	The Compensation Committee increased the base salaries of all NEOs in early 2016 to improve alignment of base pay for these individuals with comparable positions in peer companies of similar size.
Base salary increases are considered every year in the context of market practice and to reflect the scope and complexity of each executive’s position.  Actual positioning varies to reflect each executive’s skills, experience, time in job and contribution to our success.
The Compensation Committee increased the base salary of Alistair Macdonald when he was promoted from president and chief operating officer to CEO, based on comparisons with the Company’s peer group.
Management Incentive Plan (“MIP”) Cash Incentive Award	Performance-based cash incentives intended to link annual variable pay with achievement of pre-approved key annual financial objectives.	For fiscal year 2016, MIP EBITDA was used as the only measure in the 2016 MIP. Achievement of a minimum of $10 million less than the MIP target was required to receive any MIP payments.
Individual MIP opportunities are expressed as a percent of base salary and vary for executives based on their positions. Target MIP award opportunities are generally established so that total annual cash compensation (base salary plus target MIP) approximates the median of our peer group. The range of potential payouts is zero to 200% of target. There is a cap at 200%.
For fiscal year 2016, the MIP payout level was 116% of MIP, which was lower than 2015’s payout level of 147% due to a significant increase in the EBITDA goal.
MIP payout amounts are determined based on the results achieved as determined by the Committee after evaluating our performance against pre-established, short-term financial goals. We must achieve a minimum level of EBITDA in order for any executive to receive a payment under the MIP.

Long-Term Incentive (“LTI”) Compensation
We grant stock-based compensation awards annually to create incentives for long-term creation of stockholder value, to reward achievement of multi-year financial objectives, and to promote retention of key talent.

A significant change was made in fiscal year 2016 with the introduction of performance-based equity awards. The annual LTI grant made in January 2016 included performance-based restricted stock units (45% of the award value), time-based RSUs (45% of the award value), and stock options (10% of the award value).

Performance-based vesting: NEOs receive a number of performance-based restricted stock units (“PSUs”), which vest only upon achievement of adjusted earnings per share goals established by the Compensation Committee during the three-year performance period. The potential number of performance-based RSUs that can vest ranges from zero to 150% of the target.

The January LTI performance-based RSUs potentially vest at the end of the three-year performance period including fiscal years 2016, 2017, and 2018. At the end of the performance period, the pre-approved earnings per share goals will be measured for each year to determine the appropriate number of PSUs earned in each year, and which will become vested in early 2019 following certification by the Compensation Committee of the EPS performance.

	Time-based vesting The time-based LTI grants are designed to increase stock value and retain an executive during the vesting period. Time-based options and RSUs vest in no less than three years.	The time-based RSUs and options granted in January 2016 vest in four approximately equal annual installments commencing on the first anniversary date of the grant, based on continuing service.
A special retention LTI grant was made to each NEO following the CEO transition for the purpose of retaining executives.
Time-based RSUs were selected for the retention to directly link NEO retention and time over the next three years. The retention LTI grants were made in the form of RSUs that vest in three approximately equal annual installments commencing on the first anniversary date of the grant based on continuing service.

The 2017 LTI grants to NEOs included one-half of the grant value in performance-based RSUs (up from 45% in 2016 grants).

Compensation Governance Highlights
We believe good corporate governance practices that reflect our values and support our strong strategic and financial performance must include policies and procedures related to our compensation practices. Consistent with this belief, we have adopted the following practices:

•
Periodic risk assessment - At least annually, the Compensation Committee (the “Committee”) assesses whether our executive compensation program encourages behavior that would create risks reasonably likely to have a material adverse effect on our Company. The Committee has always concluded it does not.

•	No excise tax gross-ups - Our executive compensation program does not allow for 280(g) excise taxes related to change in control payments.

•	No above-market returns - We do not offer preferential or above-market returns on compensation deferred by our NEOs.

•	No loans to executive officers - We do not make personal loans to our NEOs.

•
No guaranteed salary increases - Employment agreements for our NEOs do not currently contain any guaranteed contractual salary increases. The Committee determines our Chief Executive Officer’s salary increases, if any, and, together with our Chief Executive Officer, any salary increases for our remaining NEOs.

•
Performance-based equity awards - In 2016, we introduced a performance-based equity program for our NEOs. In 2017, we increased the percentage of each NEO’s performance-based equity to 50% of the LTI grant.

•
Incentive Clawback policy - Each NEO’s employment agreement contains a provision giving the Board discretion to call for recovery of all or a portion of bonus amounts that were awarded and subsequently determined to be based upon financial statements that were restated due to errors, omissions or fraud.

•	No repricing of stock options - The Company’s equity plan, approved by stockholders in 2016, prohibits repricing of stock options.

•
“Double-Trigger” Change-in-Control - Employment agreements for our NEOs contain “at-will” employment provisions, and a change-in-control and termination of service related to the change-in-control is required to accelerate vesting of the NEO’s equity grant(s).

•
Hedging and Pledging Prohibited - Our Policy on Insider Trading and Communication with the Public prohibits officers, employees and directors from engaging in short sales, publicly traded options transactions and hedging or pledging of our stock.

•
Stock Ownership Guidelines - The Company adopted new stock ownership guidelines effective at the beginning of 2017 requiring NEOs and independent board members to achieve and maintain designated stock ownership levels. More information is available on page 13.

•
Annual Say-on-Pay Advisory Vote - At the 2016 Annual Meeting, the Company’s stockholders approved the compensation of the Company’s Named Executive Officers, with holders of approximately 99% of the votes cast voting in favor of the proposal commonly known as “Say-on-Pay.” The Board of Directors has determined that the Say-on-Pay vote will be held annually until the next shareholder vote on the frequency of the Say-on-Pay vote.

Stockholder Engagement and Results of 2016 Say-on-Pay Vote
During 2016, we initiated a stockholder engagement program, as we believe stockholder engagement is one aspect of maintaining good governance as well as transparency. We are looking to build a collaborative approach to discussing issues of importance to stockholders that affect our business. In the past 12 months, we have engaged with institutional investors representing approximately 17% of our outstanding shares.

Our Compensation Committee believes that the Say-on-Pay vote at our 2016 Annual Meeting endorses our Company’s compensation philosophy and programs and is reflective of the continued focus on evolving our compensation strategy. Our Compensation Committee will continue to monitor stockholder feedback each year as it reviews and establishes future executive compensation plans and determines awards for our executive officers.
Compensation Decision Roles
The Committee has final approval on the determination of all compensation recommendations for our NEOs and other executive officers, authorizes all awards under the 2016 long-term incentive plan, recommends or reports its decisions to the Board and oversees the administration of the compensation programs for the Company’s NEOs. The CEO annually reviews the performance of each NEO and other executives and makes recommendations to the Committee with respect to salary adjustments and incentive amounts. The Committee’s annual review of the CEO’s performance includes feedback from the Board and members of our senior management team. Management is responsible for developing and maintaining an effective compensation program throughout the Company.  A description of the Committee’s responsibilities is in the Committee’s Charter available under “Investor Relations - Corporate Governance - Charters and Corporate Governance Documents” on our website at www.incresearch.com.
    While the Committee has sole responsibility for approving compensation targets and awards, it solicits input from our CEO in setting the targets, evaluating the performance, and recommending appropriate salary and incentive awards of each of our NEOs, other than himself. The CEO also participates in Committee meetings at the request of the Committee in order to provide background information regarding his recommendations. However, our CEO does not have a vote on Committee matters. The Chief Administrative Officer, General Counsel and Secretary also participates in and assists the Committee on compensation and governance matters, at their discretion. He also acts as the Committee secretary except during executive sessions. The Committee holds executive sessions without our CEO or our Chief Administrative Officer, General Counsel and Secretary multiple times during the year to facilitate the exchange of candid views among Committee members and establish our CEO’s compensation.
Compensation Consultant
The Committee has engaged Pearl Meyer and Partners, LLC (the “Consultant”), an independent consulting firm, to provide advice and assistance to the Committee when making compensation decisions for our NEOs, as well as for other senior executives.  The Consultant reports directly to the Committee and carries out responsibilities as assigned by the Committee. The Consultant provides information regarding market compensation levels and practices, assists the Committee in the review and evaluation of such compensation levels and practices and advises the Committee regarding compensation decisions, particularly with respect to the compensation of our CEO. The Consultant also provides information and advice on non-employee director compensation.  At the discretion of the Committee, a principal of the Consultant attends meetings of the Committee, as requested, and communicates with the Chair of the Committee, as necessary between meetings to provide timely advice on questions and decisions before the Committee. The Committee has direct access to the Consultant throughout the year.
The Committee has the sole authority to retain and terminate the Consultant and to approve the Consultant’s fees and all other terms of its engagement with the Consultant. The Consultant does not provide any non-executive compensation services to us directly or indirectly through affiliates. In 2016, the Consultant did not provide any services to our Company other than those requested by the Committee. The Committee has considered the independence factors in applicable SEC rules and NASDAQ listing standards and other facts and circumstances and concluded that the services performed by the Consultant do not raise any conflict of interest.
Compensation Philosophy
Our executive compensation philosophy is straightforward - we pay for performance. Our executives are accountable for the performance of the business and are compensated based on that performance. Our executive compensation programs are designed to attract and retain top executive talent and motivate them to achieve outstanding operational and financial performance. This performance, in turn, builds value for our stockholders.

The Committee seeks to achieve the following goals in connection with our executive compensation program and decisions regarding individual compensation:

•	Link compensation to annual and long-term performance goals structured to align the interests of NEOs with those of our stockholders;

•	Align executive compensation with our corporate strategies and business objectives, including short-term operating goals and long-term strategic objectives;

•
Promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and personal performance goals;

•	Encourage effective collaboration among our NEOs; and

•	Competitively position our NEOs’ compensation opportunities with those of our peer group so we can attract, motivate and retain high level executive talent essential to our long-term success.
Setting Executive Compensation
To achieve these objectives and set compensation for our NEOs in 2016, the Committee considered competitive market data provided by the Consultant on compensation levels and practices among a peer group of companies that compete with us for executive talent. On behalf of the Committee, the Consultant conducts an annual review, which includes a review of compensation practices, including compensation levels and mix for NEOs. This review also includes the aggregate long-term incentive (“LTI”) grant practices of our peer companies, including potential share dilution from LTI grants, annual share usage, and aggregate LTI compensation costs.
Peer Group
The Committee considers competitive marketplace practices in making its compensation decisions by comparing our executive compensation against compensation paid to executives in comparable roles at comparably-sized peer group companies and broader industry compensation data as appropriate. We do not target any specific market position in establishing compensation, but generally aim to have a compensation program that is in line with the market, as determined by all of the collected market information. We also consider the performance of our Company with respect to comparative historical financial and stockholder returns of our peer companies and the impact of compensation on our current year operating budget. The Committee and Consultant review the peer group every year to ensure the companies remain appropriate and relevant for use in competitive compensation analysis. The Consultant and Committee considered the size of our Company and the complexity of our business, including industry, customer base, services provided, geographic scope, revenue, and market capitalization. In May 2016, the Committee reviewed the peer group and made changes as follows:
The Committee, with the Consultant’s assistance, removed a total of five companies included in our previous peer group that were either acquired or deemed to no longer be a compelling fit. Affymetrix, Inc., Bio-Reference Laboratories, Inc. and MedAssets, Inc. were removed because they had been acquired, and Allscripts Healthcare Solutions, Inc. and Premier, Inc. were removed because they lack a global footprint. Three companies, Laboratory Corporation of America Holdings, United Therapeutics Corporation and Veeva Systems Inc., were added based on their similarity to our size, industry and business model.
Our peer group consisted of the following fifteen companies as of May 2016:

Albany Molecular Research Inc.	Charles River Laboratories International, Inc.	PRA Health Sciences, Inc.
Bio-Rad Laboratories, Inc.	ICON Public Limited Company	Quintiles IMS Holdings Inc.
Bruker Corporation	Laboratory Corporation of America Holdings	United Therapeutics Corporation
Cambrex Corporation	Medidata Solutions, Inc.	Veeva Systems Inc.
Catalent, Inc.	PAREXEL International Corporation	VWR Corporation

Executive Compensation Elements
The principal elements of compensation for our NEOs are:

•	base salary, which is intended to compensate executives for their responsibilities and individual contributions;

•	performance-based cash bonuses, which are intended to link annual incentive compensation with our annual performance achievements;

•	long-term stock-based incentives, which are intended to link long-term incentive compensation with our long-term value creation;

•	retirement savings and other employee benefits; and

•	severance and change of control arrangements.
With these elements of compensation, we believe our Company can remain competitive with our peer group and ensure our NEOs have appropriate incentives to deliver short-term results, while also creating long-term stockholder value.
Target Pay and Mix of Compensation Elements
In 2016, we did not have a formal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Committee determined what it believed to be the appropriate level and mix of our compensation elements to retain our senior management team, motivate them and align their interests with those of our stockholders.
Historically, the Committee has weighted a higher level of the total compensation mix to stock-based compensation, and we introduced performance-based vesting for all equity grants to NEOs during 2016. Specifically, we provide a portion of our executive compensation in the form of performance-based RSUs, RSUs and stock option grants that vest over time. We believe our approach to compensation supports the retention of our executives and aligns their interests with those of our stockholders by encouraging executives to participate in the long-term success of our Company and create stockholder value.
The table below illustrates how total compensation at the end of fiscal 2016 was allocated. The total compensation illustration includes each NEO’s salary, annual incentive, and the executive’s long-term incentive granted as part of the annual LTI grant process. The retention grant, described later in this CD&A, is excluded because it was a one-time, special grant that is not a normal element of an NEO’s total compensation. The illustration provides information about the mix between performance-based and fixed elements; how performance-based compensation was allocated between annual and long-term incentive elements; and how total compensation was allocated between cash and equity components. Over 70% of an executive’s total compensation is performance-based. The inclusion of time-based RSUs and options increases the “fixed” compensation since the only requirement for vesting is continued employment; however the value is directly determined by the price of stock and an executive must maintain employment to vest in these awards.
Performance-based compensation is a substantial portion of each executive’s total compensation. Over 70% of each NEOs’ total compensation is linked to EBITDA and stock price. At least 75% of our NEOs’ total performance-based compensation is based directly on our stock price.

	Percentage of Total Compensation that is:		Percentage of Total Performance-Based that is:		Percentage of Total Compensation that is:
Executive	Performance-Based	Fixed	Annual	Long-Term	Cash	Equity
Alistair Macdonald	79%	21%	21%	79%	37%	63%
Greg Rush	75%	25%	21%	79%	41%	59%
Michael Gibertini	74%	26%	23%	77%	43%	57%
Christopher Gaenzle	72%	28%	25%	75%	46%	54%

Our compensation program operates not only based on the application of comparisons to our peer group and other competitive data, but also through the judgment of the Committee. The Committee does not employ a purely formulaic approach to its compensation decisions, but reviews all elements of compensation for each of our NEOs. In addition, in determining current and future compensation, the Committee considers the economic value as well as the retention value of prior equity grants received by our NEOs, as well as internal equity, that is each NEO’s compensation compared to the compensation of our other senior team members and other Company employees generally. In determining the reasonableness of a NEO’s total compensation, the Committee considers not only corporate and personal performance compared to targets, but also the nature of each element of compensation provided, including salary, bonus, and long-term incentive compensation, as well as the executive’s severance and change of control arrangements.
Compensation Element Details
Typically, at the beginning of each fiscal year, the Committee evaluates individual and corporate performance against the goals for the recently completed year. The CEO evaluates the other executives and recommends annual salary increases, management incentive bonuses and equity awards, if any, which are then reviewed and considered by the Committee. In the case of the CEO, the Committee conducts his individual performance evaluation and determines his compensation changes and awards. The evaluation and timing of executive reviews and salary increases are aligned with an annual review process that takes place at the same time each year.
Base Salary
We use base salary to recognize the experience, skills, knowledge and responsibilities of our NEOs. When establishing base salary for 2016, the Committee considered the compensation of executives in our peer group and other available compensation survey data. In addition to market data, the Committee reviews a variety of other factors, including but not limited to:

•	the historic salary levels of the executive;

•	the nature of the individual’s responsibilities;

•	the availability of well-qualified candidates who could assume the executive’s role;

•	the executive’s tenure and performance in their current role at our Company;

•	the executive’s history and performance holding positions of similar or greater responsibility at previous place(s) of employment;

•	general economic conditions; and

•	the Company’s financial performance.
In early 2016, the Committee reviewed base salaries for all NEOs based on comparisons with the peer group. The review revealed that NEO’s salaries continued to be below market median when compared to executives in similar roles in the peer group. Consequently, and in light of continuation of strong performance, the Committee approved base salary increases for all NEOs during 2016.

The percentage increase in the base salary of each of our NEOs in 2016 as compared to his respective base salary for 2015 is as follows:

Named Executive Officer	Base Salary Fiscal Year 2015	Base Salary Fiscal Year 2016		% Increase Fiscal 2016 over Fiscal 2015
Alistair Macdonald (a)	$450,000	$750,000	(a)	67%
Gregory S. Rush	$435,000	$500,000		15%
Michael Gibertini, PhD	$450,000	$500,000		11%
Christopher L. Gaenzle	$390,000	$460,000		18%
D. Jamie Macdonald (b)	$675,000	$800,000	(b)	19%

(a)	The salary displayed in the table for A. Macdonald represents his salary as our CEO effective October 1, 2016. Prior to that date, his fiscal year 2016 salary in his previous role was $500,000.

(b)	J. Macdonald transitioned from the role of CEO to the role of Vice Chairman of the Board in October 2016.
Annual Cash Incentives
Our compensation philosophy connects our executives’ potential annual earnings to the achievement of performance objectives designed to support execution of our business strategies. The Management Incentive Plan (“MIP”) is intended to reward accomplishment of organizational goals and specific individual performance objectives identified as critical to our success. The MIP provides for the payment of cash bonuses dependent upon achievement of predetermined financial performance targets, as well as individual performance.
The overall MIP potential varies depending upon the NEO’s position. An MIP target represents the percent of salary an NEO may potentially receive if the Company achieves the pre-determined goals established by the Committee for the year. For 2016, Alistair Macdonald’s MIP target was established at 65% as chief operating officer, and increased to 100% when he became CEO. The full-year MIP calculation for Mr. A. Macdonald was based on a pro-rated combination of these targets, which yields a MIP target of 79% for 2016.
Other NEOs had their MIP targets increased from 50% to 65% of base salary in conjunction with the Committee’s review of the market data and their interest in increasing performance-based compensation. The range of potential MIP payouts for 2016 ranged from zero to 200% of each NEO’s MIP target, so that executives could earn above-target payouts if performance significantly exceeded our fiscal year financial plan, or would receive below-target, or no payouts, if performance fell short of our goals.
Following the end of each fiscal year, the Committee, with the assistance of our CEO for all NEOs other than himself, reviews actual results and performance against the goals for such fiscal year and determines the amounts, if any, of the bonuses to be paid to our NEOs under the MIP. The Committee reserves the right to reduce individual MIP payments, or MIP payments for the executive team as a whole based on its judgment of individual or executive team performance of certain goals or other environmental factors related to the business.
The Committee approved the 2016 MIP design and EBITDA target funding in December 2015 as part of the annual financial planning process established by the Board. The MIP 2016 pool was funded based upon achievement of MIP EBITDA against pre-determined targets established by the Committee. The EBITDA is calculated by taking our reported Adjusted EBITDA and adjusting it for other items in accordance with the MIP Plan (collectively, the “MIP EBITDA”). The pool is then distributed to eligible MIP participants based upon their assigned MIP target payment percentage and may be adjusted based upon individual performance. The corporate target for 2016 under the MIP was equal to our Adjusted EBITDA plus certain additional items as approved by the Committee during 2016. The following table displays the MIP EBITDA performance levels for 2016:

Performance Level	MIP EBITDA	Change compared to 2015 MIP
Threshold	$10 million below target	increase of 37.5%
Maximum	200% of target	increase of 31.4%

The annual MIP bonus pool for all our MIP participants historically has varied with the Company’s financial performance over the past three years. The following table illustrates both MIP pool funding and actual total distribution as a percent of target for all MIP participants over the past three years:

MIP Payout Pool Funding as a percent of MIP targets
	2014	2015	2016
MIP Pool Funding	219%*	147%	116%
*The Compensation Committee used its discretion to limit NEO’s MIP payout in 2014 to 200%.
In 2016, the MIP EBITDA was calculated by taking our reported Adjusted EBITDA and adjusting it for the additional items as described above and in accordance with the Plan. These adjustments included the impact of the $2.5 million expanded research and development credits which were excluded from Adjusted EBITDA reported. The calculated MIP EBITDA resulted in MIP pool funding of approximately 116% of the targeted payout and associated costs (e.g., payroll taxes) of $2.8 million.
For additional information about the MIP, please refer to the “2016 Grants of Plan-Based Awards Table” contained in this Proxy Statement, which shows the threshold, target, and maximum incentive amounts payable under the MIP for our 2016 performance, along with actual MIP payments for each NEO.
Long-Term Incentive Compensation
Our NEOs are awarded long-term incentive compensation intended to link their compensation to stockholder interests and long-term Company performance. In 2016 we introduced a performance-based equity program, which represented a significant change from the 2015 program.
Annual long-term incentive grants. The Committee approved long-term incentive awards for each NEO in January 2016. The awards were comprised of (1) performance-based RSUs, which could vest over three years based on Adjusted Diluted Earnings Per Share (“EPS”) performance targets approved by the Committee representing 45% of the award; (2) stock options, representing 10% of the award, and (3) time-based RSUs, representing 45% of the award. The charts below display the mix of LTI award types used for the January 2016 and July 2015 LTI grants made to NEOs.

2016	2015

The time-based RSUs and stock options granted in January 2016 vest in four approximately equal annual installments on the first four anniversaries of the date of grant, subject to the NEO’s continued employment. For stock options, the Committee applied a 2:1 ratio to convert full-value shares to stock options, which is different than the Company’s stock option valuation approach used for calculating the grant date fair value of stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”).
The performance-based RSUs granted in January 2016 cliff-vest in approximately three years from the grant date and include EPS performance targets corresponding to fiscal years 2016, 2017, and 2018. Performance-based RSUs could vest in whole or in part in early 2019, after certification by the Committee of achievement of pre-determined adjusted diluted net income EPS goals for each of the three years. The Committee chose to set EPS performance targets for individual years due to the combination of the new program and relative newness of the Company’s financial performance since the initial public offering which occurred just over a year prior to the January 2016 grant. EPS will be as reported in the Company’s Form 10-K or other reports publicly filed with the SEC. For any performance-based RSUs to vest, 90% of the year’s EPS target must be achieved, and 120% of the year’s target EPS must be achieved for NEOs to receive the maximum number of shares.
September 2016 Special Retention Incentive Awards. Following the announcement in July 2016 of our CEO transition, the Committee approved retention awards to ensure NEOs remain focused on the Company’s long-term strategy. On September 15, 2016, the Committee granted special one-time LTI and cash awards to NEOs, other than the CEO, and other selected executives. These awards were intended to retain the executive team during this period of transition and to further support the Company’s future success through our long-term strategic plan. The Committee chose to deliver retention incentives equal to approximately three times a NEO’s annual salary through a combination of long-term and short-term incentives. Most of the retention incentive award (83%) was awarded in RSUs that vest in three approximately equal annual installments on the first three anniversaries of the date of grant, subject to continued employment. The remaining 17% of the retention award will be made through a cash payment equal to 50% of their salary, which they will be eligible to receive at the time of award anniversary in 2017.
Benefit Plans
In 2016, NEOs were eligible to participate in our health and welfare benefits plans under generally the same rules that apply to other employees. Under the plans, eligible employees of the Company and our U.S. subsidiaries may elect to participate in the following plans:

•	life insurance (including basic and voluntary life, basic and voluntary accidental death and dismemberment);

•	disability (including, short-term disability and long-term disability); and

•	healthcare benefits under our healthcare plans.
Mr. A. Macdonald participates in employee benefits plans offered by the Company to all employees in the United Kingdom. The Company’s portion of the costs for each NEO’s participation in these plans is reported in “All Other Compensation” in the Summary Compensation Table which follows.
Retirement Plans. NEOs are eligible to participate in our 401(k) retirement plan under the same rules that apply to other employees. Under the plan, eligible employees of the Company and our U.S. subsidiaries may elect to defer a percentage of their compensation each year subject to plan limits and caps imposed by the Internal Revenue Service (the “IRS”). In 2016, our Company made matching contributions of $1.00 on the dollar for the first three percent of each participant’s compensation that he or she contributes, and matching contributions of $0.50 on the dollar for the next three percent (for a total match of up to 4.5% of eligible compensation).
We also have a non-qualified deferred compensation plan that enables NEOs and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of their annual bonus under the MIP during their employment or for certain specified minimum deferral periods. The Company does not make any matching or profit sharing contributions under this plan. Accounts are maintained for participants who elect to have their deferrals in a mix of investment options that best suits their goals and risk tolerance. Although we have established a rabbi trust to assist us in meeting our obligations under the plan, account balances under the plan are unsecured under IRS rules and remain part of the Company’s general assets until distributed to the participants. The value of a participant’s account balance is based solely on the participant’s deferrals and the investment return on such deferrals given the performance of the investment options that they select. We do not guarantee any minimum return on those investments. Dr. Gibertini participated in the plan in 2016 and has a balance from participating in the plan during previous years.

Severance and Change of Control Agreements.
Our NEOs are covered by severance and change of control agreement provisions included in their employment agreements and an Executive Severance Plan, which are discussed in the Employment Agreements section of this Proxy Statement. The Executive Severance Plan was approved by the Committee in September 2016 after the terms of NEOs’ existing employment agreements were reviewed in comparison to similar practices of peer group companies.
Tax and Accounting Considerations
Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”), generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our Chief Financial Officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. There can be no assurance that compensation attributable to our incentive arrangements will be treated as qualified performance-based compensation under Section 162(m) of the Code. In addition, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes such payments are appropriate and in the best interests of our Company and our stockholders.

EXECUTIVE COMPENSATION
The following table sets forth summary compensation information for our NEOs for the fiscal years ended December 31, 2016, 2015 and 2014.
Summary Compensation Table

Name and Principal Position	Year	Salary ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Alistair Macdonald(1), Chief Executive Officer and Director	2016	583,262	2,463,606	554,524	686,115	—	85,251	4,372,758
	2015	461,280	349,004	231,870	330,877	—	78,509	1,451,540
	2014	403,931	—	529,606	637,658	—	60,821	1,632,016
Gregory S. Rush, Executive Vice President and Chief Financial Officer	2016	484,808	2,279,103	76,139	376,350	—	33,299	3,249,699
	2015	449,118	326,256	216,757	383,670	—	25,834	1,401,635
	2014	368,935	—	331,003	653,570	—	26,129	1,379,637
Michael Gibertini, PhD, Chief Operating Officer	2016	488,314	2,193,343	69,800	376,350	—	23,347	3,151,154
	2015	461,399	337,489	224,234	330,750	—	17,756	1,371,628
Christopher L. Gaenzle, Chief Administrative Officer, General Counsel and Secretary	2016	443,640	1,926,147	57,422	346,242	—	31,950	2,805,401
	2015	405,951	292,515	194,327	286,650	—	22,593	1,202,036
	2014	311,264	—	331,003	410,400	—	26,077	1,078,744
D. Jamie Macdonald, Former Executive Officer and Director	2016	770,785	3,430,400	253,816	800,000	—	29,612	5,284,613
	2015	692,394	1,012,508	672,687	843,413	—	23,072	3,244,074
	2014	477,133	—	971,793	1,212,500	—	19,522	2,680,948

(1)
Alistair Macdonald is paid in British Pound Sterling (the “GBP”). Other than the value of the stock awards and options awards, the amounts earned by Mr. A. Macdonald reported in this Summary Compensation Table have been converted to U.S. dollars using the average weekly exchange rate from GBP to U.S. dollars in 2016 of 1 GBP/1.3563 U.S. dollars, in 2015 of 1 GBP/1.5287 U.S. dollars, and in 2014 of 1 GBP/1.6484 U.S. dollars, as published by the Oanda Corporation, a financial services provider of currency conversion.

(2)
For 2016, this column includes $568,517, $484,808, $488,314, $443,640 and $770,785 for salary earned by Alistair Macdonald, Greg Rush, Michael Gibertini, Christopher Gaenzle and Jamie Macdonald respectively and $14,745 of accrued and unused vacation time for Messr. A. Macdonald. For 2015, this column includes $452,576, $415,656, $449,283, $370,759 and $627,490 for salary earned by Alistair Macdonald, Greg Rush, Michael Gibertini, Christopher Gaenzle and Jamie Macdonald, respectively, and $8,703, $33,462, $12,115, $35,192 and $64,904 of accrued and unused vacation time for Messrs. A. Macdonald, Rush, Gibertini, Gaenzle and J. Macdonald, respectively. For 2014, this column includes, $403,931, $352,708, $306,828 and $456,897 for salary earned by Alistair Macdonald, Greg Rush, Christopher Gaenzle and Jamie Macdonald respectively, and $0, $16,226, $4,435 and $20,236 of accrued and unused vacation time for Messrs. A. Macdonald, Rush, Gaenzle and J. Macdonald, respectively.

(3)
Represents the aggregate grant date fair values of the restricted stock units and performance-based restricted stock units at target number of shares computed in accordance with FASB ASC Topic 718. These values have been determined based on the assumptions set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. For 2016, assuming the highest level of performance is achieved, the maximum possible values of the performance-based restricted stock units are $707,520, $771,840, $707,520, $582,096 and $2,572,800 for Alistair Macdonald, Greg Rush, Michael Gibertini, Christopher Gaenzle and Jamie Macdonald, respectively. Based on our 2016 financial results, the Board determined that the 2016 portion of the performance-based restricted stock units was earned at the target level for Messrs. A. Macdonald, Rush, Gibertini, and Gaenzle.

(4)
Represents the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These values have been determined based on the assumptions set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(5)
Bonus amounts paid in 2016, 2015 and 2014 were made under the MIP and are reported in the ‘Non-Equity Incentive Plan Compensation’ column of the Summary Compensation Table. For 2016, Alistair Macdonald’s mid-year 2016 employment agreement includes specific pro-ration of targets associated with his former COO role and the new CEO role and his time in each respective role. The payment was calculated using an exchange rate of 1 GBP/1.24 U.S. dollars as specified in the MIP plan document, based on year-end rates aligned with the end of the “performance period”.

(6)	Represents the above market or preferential earnings under our elective non-qualified deferred compensation plan.

(7)	Includes the following for each NEO:

Name	Year	Company Contribution to Retirement /401(k) Plan ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)	Health Insurance Premiums ($)
Alistair Macdonald	2016	58,087	2,358	2,806	1,094
	2015	46,386	1,392	1,656	718
	2014	41,787	206	—	511
Gregory S. Rush	2016	11,925	816	762	16,109
	2015	7,950	192	662	17,030
	2014	7,800	192	512	17,625
Michael Gibertini, PhD	2016	11,925	816	762	9,844
	2015	7,950	192	662	8,952
Christopher L. Gaenzle	2016	11,925	816	762	18,447
	2015	4,763	192	662	16,976
	2014	7,800	192	512	17,573
D. Jamie Macdonald	2016	11,925	816	762	16,109
	2015	7,950	768	662	13,692
	2014	7,572	730	512	10,708
For 2016, 2015 and 2014, also includes reimbursement of $15,071, $16,987 and $18,317, respectively, to Mr. A. Macdonald for a car allowance, which is aligned with the practices for CEOs employed in the U.K. For 2016 and 2015, also includes reimbursement of $5,835 and $11,370, respectively, to Mr. A. Macdonald for reimbursement of authorized travel expenses. For 2016, also includes Company paid health exam for Mr. Rush in the amount of $3,687.

2016 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding the grants of plan-based awards to our NEOs in 2016.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alistair Macdonald, Chief Executive Officer and Director (1)	MIP	—	296,250	592,500	n/a	—	—	—	—	—	—	—
	PRSU	1/19/2016	—	—	—	—	11,000	16,500	—	—	—	471,680
	Options	1/19/2016	—	—	—	—	—	—	—	4,889	42.88	69,800
	RSU	1/19/2016	—	—	—	—	—	—	11,000	—	—	471,680
	Options	8/1/2016	—	—	—	—	—	—	—	35,553	42.76	484,724
	RSU	8/1/2016	—	—	—	—	—	—	35,553	—	—	1,520,246
Gregory S. Rush, Executive Vice President and Chief Financial Officer	MIP	—	162,500	325,000	n/a	—	—	—	—	—	—	—
	PRSU	1/19/2016	—	—	—	—	12,000	18,000	—	—	—	514,560
	Options	1/19/2016	—	—	—	—	—	—	—	5,333	42.88	76,139
	RSU	1/19/2016	—	—	—	—	—	—	12,000	—	—	514,560
	RSU	9/15/2016	—	—	—	—	—	—	29,110	—	—	1,249,983
Michael Gibertini, PhD, Chief Operating Officer	MIP	—	162,500	325,000	n/a	—	—	—	—	—	—	—
	PRSU	1/19/2016	—	—	—	—	11,000	16,500	—	—	—	471,680
	Options	1/19/2016	—	—	—	—	—	—	—	4,889	42.88	69,800
	RSU	1/19/2016	—	—	—	—	—	—	11,000	—	—	471,680
	RSU	9/15/2016	—	—	—	—	—	—	29,110	—	—	1,249,983
Christopher L. Gaenzle, Chief Administrative Officer, General Counsel and Secretary	MIP	—	149,500	299,000	n/a	—	—	—	—	—	—	—
	PRSU	1/19/2016	—	—	—	—	9,050	13,575	—	—	—	388,064
	Options	1/19/2016	—	—	—	—	—	—	—	4,022	42.88	57,422
	RSU	1/19/2016	—	—	—	—	—	—	9,050	—	—	388,064
	RSU	9/15/2016	—	—	—	—	—	—	26,782	—	—	1,150,019
D. Jamie Macdonald, Former Executive Officer and Director	MIP	—	400,000	800,000	n/a	—	—	—	—	—	—	—
	PRSU	1/19/2016	—	—	—	—	40,000	60,000	—	—	—	1,715,200
	Options	1/19/2016	—	—	—	—	—	—	—	17,778	42.88	253,816
	RSU	1/19/2016	—	—	—	—	—	—	40,000	—	—	1,715,200

(1)	Alistair Macdonald’s mid-year 2016 employment agreement includes specific proration of the MIP target associated with his former COO role and the CEO role and his time in each respective role.

(2)
The performance-based restricted stock units, time-based restricted stock units and stock option awards above were granted under the 2014 Equity Incentive Plan. All options and RSUs granted on 1/19/2016 and 8/1/2016 vest in four equal annual installments beginning on the first anniversary of the date of grant. Performance-based RSUs have a three-year performance period and will cliff-vest in early 2019. RSUs granted on 9/15/2016 vest in three equal annual installments beginning on the first anniversary of the date of grant.

(3)
These amounts represent accounting values and do not reflect the actual value or potential realizable or realized value received by our NEOs. The amounts reported in this column represent the aggregate grant date fair value of the awards and are computed in accordance with FASB ASC Topic 718. The amount reported for the performance-based RSUs is based on the number of RSUs corresponding to the 100% target level performance valued at the closing stock price on the date of grant. The fair value of the stock options is estimated on the date of grant using the Black-Scholes-Merton option pricing model. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of the relevant assumptions used in calculating these amounts. The amount reported for the time-based RSUs is valued at the closing stock price on the date of grant.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2016
The following table provides information regarding the outstanding equity awards held by each of our NEOs as of December 31, 2016.

Name	Vesting Commencement Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Alistair Macdonald, Chief Executive Officer and Director	9/28/2010 (2) 8/17/2012 (3) 6/30/2014 (4) 6/30/2015 (5) 1/19/2016 (5) 8/1/2016 (5)	14,840 8,828 9,467 4,350 - -	14,840 17,656 47,335 13,048 4,889 35,553	$8.45 $10.57 $16.06 $40.12 $42.88 $42.76	10/5/2020 9/24/2022 6/30/2024 6/30/2025 1/19/2026 8/1/2026	56,744	2,984,734	7,333	385,716
Gregory S. Rush, Executive Vice President and Chief Financial Officer	8/30/2013 (6) 6/30/2014 (4) 6/30/2015 (5) 1/19/2016 (5)	35,503 5,917 - -	106,508 29,585 12,198 5,333	$10.06 $16.06 $40.12 $42.88	8/30/2023 6/30/2024 6/30/2025 1/19/2026	51,209	2,693,593	8,000	420,800
Michael Gibertini, PhD Chief Operating Officer	9/28/2010 (7) 8/17/2012 (8) 6/30/2014 (4) 6/30/2015 (5) 1/19/2016 (5)	25,964 4,876 11,834 4,207 -	25,964 4,874 29,585 12,618 4,889	$8.45 $10.57 $16.06 $40.12 $42.88	10/5/2020 9/24/2022 6/30/2024 6/30/2025 1/19/2026	50,086	2,634,524	7,333	385,716
Christopher L. Gaenzle, Chief Administrative Officer, General Counsel and Secretary	4/2/2012 (9) 8/18/2013 (10) 6/30/2014 (4) 6/30/2015 (5) 1/19/2016 (5)	4,733 4,733 5,917 3,646 -	9,466 14,200 29,585 10,935 4,022	$10.57 $10.06 $16.06 $40.12 $42.88	4/2/2022 8/18/2023 6/30/2024 6/30/2025 1/19/2026	44,317	2,331,074	6,033	317,336
D. Jamie Macdonald, Former Executive Officer and Director(14)	7/28/2011 (11) 1/1/2013 (12) 4/1/2014 (13) 6/30/2014 (4) 6/30/2015 (5) 1/19/2016 (5)	29,585 17,751 8,876 9,467 - -	29,585 53,253 44,377 47,335 37,855 17,778	$10.57 $10.57 $13.52 $16.06 $40.12 $42.88	9/19/2021 1/1/2023 4/1/2024 6/30/2024 6/30/2025 1/19/2026	58,927	3,099,560	40,000	2,104,000

(1)	Calculations are based on the closing market price of $52.60 of our stock on the NASDAQ on December 30, 2016.

(2)
This option was granted on October 5, 2010 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 148,402 Common Stock shares are subject to the option, of which 74,201 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 74,201 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(3)
This option was granted on September 24, 2012 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 88,284 Common Stock shares are subject to the option, of which 44,142 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 44,142 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(4)
These options were granted on June 30, 2014 and amended by the Board on October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. Half of the Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and half of the Common Stock shares vest in five equal annual installments beginning on December 31, 2014.

(5)	These options were granted on the vesting commencement date and will vest in four equal annual installments beginning on the first anniversary of the grant date.

(6)
This option was granted on August 30, 2013 and amended by the Board on October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 355,029 Common Stock shares are subject to the option, of which 177,515 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 177,514 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(7)
This option was granted on October 5, 2010 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 259,644 Common Stock shares are subject to the option, of which 129,822 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 129,822 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(8)
This option was granted on September 24, 2012 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 24,378 Common Stock shares are subject to the option, of which 12,189 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 12,189 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(9)
This option was granted on April 2, 2012 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 47,337 Common Stock shares are subject to the option, of which 23,669 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 23,668 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(10)
This option was granted on August 18, 2013 and amended by the Board on October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 47,337 Common Stock shares are subject to the option, of which 23,669 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 23,668 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(11)
This option was granted on September 19, 2011 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 295,857 Common Stock shares are subject to the option, of which 147,929 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 147,928 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(12)
This option was granted on January 1, 2013 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 177,514 Common Stock shares are subject to the option, of which 88,757 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 88,757 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(13)
This option was granted on April 1, 2014 and amended by the Board on October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 88,757 Common Stock shares are subject to the option, of which 44,379 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 44,378 Common Stock shares vest in five equal annual installments beginning on December 31, 2014.

(14)
On February 28, 2017, pursuant to the Transition Agreement as described in the “Employment Agreements” section of this CD&A, Mr. J. Macdonald separated from the Company and forfeited 316,914 unvested awards that consisted of 207,987 stock options, 48,927 restricted stock units and 60,000 performance-based restricted stock units which represented the maximum number that could have been earned under the terms of the award.

2016 OPTION EXERCISES AND STOCK VESTED
The following table provides information concerning the exercise of options and the vesting of restricted stock units held by our NEOs during 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
Alistair Macdonald, Chief Executive Officer and Director	18,296	524,517	2,175	82,933
Gregory S. Rush, Executive Vice President and Chief Financial Officer	63,238	1,840,559	2,033	77,518
Michael Gibertini, PhD, Chief Operating Officer	222,096	7,651,719	2,103	80,187
Christopher L. Gaenzle, Chief Administrative Officer, General Counsel and Secretary	33,137	861,656	1,823	69,511
D. Jamie Macdonald, Former Executive Officer and Director	312,542	10,114,966	6,310	240,600

(1)
The value realized on exercise is determined by multiplying the number of options by the difference between the exercise price of the option and and the closing price of our common stock on the date of exercise.

(2)	The value realized on vesting is determined by multiplying the number of stock awards that vested by the closing price of our common stock on the vesting date.
2016 Nonqualified Deferred Compensation
Pursuant to our elective nonqualified deferred compensation plan, eligible employees in the United States, including our NEOs, may defer up to 50% of their eligible base salaries as of the first day of the calendar year and up to 100% of awards earned under the MIP. Deferral elections are made by eligible employees before the beginning of the calendar year for which the compensation is payable. Contributions to the elective nonqualified deferred compensation plan consist solely of participants’ elective deferral contributions, with no matching or other employer contributions.
The nonqualified deferred compensation plan allows eligible employees to make individual investment elections that best suit their goals, time horizon and risk tolerance on their deferral amounts. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Investment options consist of a variety of well-known mutual funds. The plan does not operate in a manner to provide any above-market returns or preferential earnings to participants. For 2016, participants were able to choose among a total of 30 investment options. Distributions of amounts credited to the account of a NEO under the elective nonqualified deferred compensation plan will generally commence six months after the date of the executive’s separation from service. NEOs may also elect to receive in-service distributions of such amounts at the time they make their deferral elections. In addition, upon a showing of an unforeseeable emergency, an executive may be allowed to access funds in his deferred compensation account before he otherwise would have been eligible to. Benefits can generally be received either as a lump sum payment or in annual installments over a period not to exceed five years, or a combination thereof, except in the case of in-service distributions or death, which are always paid in a lump sum.

Dr. Gibertini was the only NEO who elected to defer part of his compensation during 2016. The following table provides information related to the potential benefits payable to each of our NEOs under our elective nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Alistair Macdonald (2)	—	—	—	—	—
Gregory S. Rush	—	—	—	—	—
Michael Gibertini, PhD	136,231	—	10,965	—	327,332
Christopher L. Gaenzle	—	—	—	—	—
D. Jamie Macdonald	—	—	—	—	—

(1)	Amounts in this column are not reported as compensation for fiscal year 2016 in the Summary Compensation Table since they do not reflect above market or preferential earnings.

(2)	Mr. A. Macdonald is not eligible to participate because he resides outside of the United States.
Employment Agreements
We have entered into employment agreements with each of our NEOs. The material provisions of each such agreement are described below.
Alistair Macdonald
In July 2016, we entered into an employment agreement with Alistair Macdonald appointing him as our Chief Executive Officer, effective October 2016. The agreement is governed by English law. Under the agreement, we pay Mr. Macdonald an annual base salary established by our Board or the Compensation Committee. In 2016, Mr. Macdonald’s annual base salary was $750,000, subject to annual increases as determined by the Compensation Committee.
Either we or Mr. Macdonald may terminate the agreement for any reason upon six months’ prior written notice. We also can terminate Mr. Macdonald immediately upon written notice by paying him six months of his base salary in lieu of the notice period. This payment is not required if Mr. Macdonald: (i) commits any act of serious misconduct; (ii) commits any serious breach or repeated or continued breach of his obligations under the agreement; (iii) is guilty of conduct tending to bring him or the Company or any group company into disrepute; (iv) has a bankruptcy order made against him or has an interim order made against him under the Insolvency Act 1986 or is deemed bankrupt; (v) fails to perform his duties to a satisfactory standard, after having received a written warning from the Board relating to the same; (vi) is convicted of an offence under any statutory enactment or regulation (other than a motoring offence for which no custodial sentence can be imposed); (vii) breaches certain clauses of the agreement; (viii) becomes prohibited by law from being a director; or (ix) resigns from office as a director of the Company or any Company affiliate or refuses to hold office as a director of the Company or any Company affiliate.
If we are wound up for the purposes of reconstruction or amalgamation and, as a result, Mr. Macdonald is terminated or his duties redefined in a manner consistent with his current position or status with the Company, he will have no claim against the Company for termination of employment or otherwise as long as he is first offered employment with the resulting company on terms no less favorable to Mr. Macdonald as those in the agreement. If Mr. Macdonald unreasonably refuses such employment or transfer of his agreement to the resulting company, we may terminate his employment.
The agreement includes non-solicitation and non-competition provisions that apply during Mr. Macdonald’s employment and extend for 12 months after the earlier of Mr. Macdonald’s termination of employment or notice thereof.
The description provided above reflects the key terms of Mr. Macdonald’s employment agreement in effect at the end of 2016 and through March 2017. At the beginning of April 2017, the Company entered into an amendment (the “Amendment”) with Mr. Macdonald to restructure existing pension entitlements in compliance with

United Kingdom pension regulations and define severance benefits Mr. Macdonald may receive consistent with other executive officers of the Company under the Company’s Executive Severance Plan described further in this CD&A.
The Company believes maintaining key separation terms among the NEOs and providing competitive levels of separation benefits are important to providing alignment among our NEOs. The Amendment provides a cash severance payment equal to the sum of two times his base salary and 12 months of health care coverage continuation if Mr. Macdonald’s employment is terminated without cause or he resigns for good reason as defined in the Amendment other than in connection with a change in control. If Mr. Macdonald is terminated without cause or he resigns for good reason during the period commencing three months prior to and ending 24 months after a change in control of the Company, then he will receive a cash severance payment equal to three times his base salary plus one times his target bonus, 12 months of health care coverage continuation and full vesting of any outstanding, unvested equity awards. The Amendment also includes a provision to reduce the severance amounts payable by the Company to Mr. Macdonald to reflect any statutory severance Mr. Macdonald would receive under English law. No other material changes were made to Mr. Macdonald’s agreement.
Greg Rush, Michael Gibertini, Ph.D., and Chris Gaenzle
In July 2014, we entered into employment agreements with Michael Gibertini, PhD., our Chief Operating Officer and Chris Gaenzle, our Chief Administrative Officer, General Counsel and Secretary; and in August 2013, we entered into an employment agreement with Greg Rush, our Executive Vice President and Chief Financial Officer. We refer to each of Messrs. Rush and Gaenzle, and Dr. Gibertini as an Executive. The agreements are governed by the laws of North Carolina. Under the agreements, we pay the Executives an annual base salary established by our Board or our Compensation Committee. In 2016, the annual base salaries were $500,000 for Mr. Rush, $500,000 for Dr. Gibertini and $460,000 for Mr. Gaenzle. The Committee reviews the Executive’s base salary annually as described in the CD&A.
Either we or the Executives may terminate the agreements at any time upon 45 days prior written notice, which we can shorten in our discretion. We may terminate the Executive’s employment immediately by written notice for “disability” and “cause” and the Executive may resign by written notice for “good reason”. Under the agreements, “disability” means a physical or mental condition that renders the Executive unable to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, and will be determined by a physician satisfactory to us and in accordance with applicable law. Under the agreements, “cause” means (i) the Executive’s breach of any fiduciary duty or legal or contractual obligation to us or our Board, (ii) the Executive’s failure to follow the reasonable instructions of our Board or his direct supervisor consistent with the Executive’s duties and responsibilities, which breach, if curable, is not cured within 10 business days after notice to the Executive or, if cured, recurs within 180 days, (iii) the Executive’s gross negligence, willful misconduct, fraud, insubordination or acts of dishonesty relating to us, or (iv) the Executive’s commission of any misdemeanor r elating to us or of any felony. Under the agreements, “good reason” means the occurrence, without the Executive’s express written consent, of any of the following: (i) a material reduction in the Executive’s base salary or target bonus payout under our management incentive bonus program; (ii) a material adverse change to Executive’s title or a material reduction in the Executive’s authority, job duties, or responsibilities; (iii) a requirement that the Executive relocate to a principal place of employment more than 50 miles from our offices at 3201 Beechleaf Court, in Raleigh, North Carolina; or (iv) a material breach of the employment agreement by us; provided that, any such event will only constitute good reason if the Executive provides us with written notice of the basis for the good reason within 45 days of our initial actions or inactions giving rise to such good reason and subject to a 30 day cure period.
If we terminate the Executive’s employment due to his disability or death, we must pay to him or his estate, in addition to any short-term or long-term disability and life insurance benefits to which he is entitled, his “Accrued Payments” (some of which may be prorated). We must also pay the Executive Accrued Payments if we terminate his employment for cause or the Executive resigns without good reason. Under the agreements, “Accrued Payments” means (i) any unpaid base salary earned by the Executive as of his termination of employment, (ii) any unpaid amount actually earned and due to the Executive pursuant to our management incentive program, and (iii) any business expenses for which Executive is entitled to reimbursement.
The agreements include non-solicitation and non-competition provisions that apply during the Executive’s employment and extend for 12 months thereafter for Dr. Gibertini and Mr. Gaenzle, and 12 months (non-solicitation) and six months (non-competition) thereafter for Mr. Rush.
A new “Executive Severance Plan”, described further in this CD&A, was approved in September 2016, which included Messrs. Rush and Gaenzle, and Dr. Gibertini. The terms of this plan regarding termination of employment and related benefits supersede the employment agreements in place for these Executives.
D. Jamie Macdonald
In July 2016, we entered into a Transition Agreement with D. Jamie Macdonald (the “Transition Agreement”), pursuant to which Mr. J. Macdonald resigned as Chief Executive Officer and from all other executive positions with the Company and our subsidiaries and as a member of our Board and our subsidiaries, effective as of October 1, 2016. Under the Transition Agreement, Mr. J. Macdonald served as Vice Chairman of our Board of Directors to assist in the transition of his CEO duties through February 28, 2017. His pay during that time was the same as when he was our CEO.
Pursuant to the Transition Agreement, Mr. J. Macdonald will receive $1,200,000 (less all applicable tax withholdings), payable in twelve equal monthly payments starting March 1, 2017, a one-time bonus payment of $800,000 (less all applicable tax withholdings) and payment of continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for a period of 18 months.
Pursuant to the Transition Agreement, the confidentiality, non-solicitation, non-disparagement, non-competition and cooperation covenants in Mr. J. Macdonald’s previous employment agreement will continue in full force and effect for a 12-month period beginning March 1, 2017.
Executive Severance Plan
In September 2016, we established the Executive Severance Plan to enhance our ability to retain our key executives, including Messrs. Rush and Gaenzle and Dr. Gibertini and other officers of the Company.
The plan permits the plan administrator to designate the eligible executives who may participate in the plan. Messrs. Rush and Gaenzle and Dr. Gibertini have been selected to participate in the plan. The plan provides designated participants with severance benefits upon a termination of employment by us without cause or by the participant for Good Reason.
For a qualifying termination during the period beginning three months prior to and ending 24 months following a “Change in Control”, a participant will be entitled to the following: (i) a lump sum cash payment equal to 200% of the participant’s base salary and target bonus for the year in which the termination occurs; (ii) a lump-sum cash payment equal to the aggregate amount of the full premium for benefit coverage continuation under COBRA for a period of eighteen months; and (iii) accelerated vesting of any unvested equity awards held by the participant.
For a qualifying termination outside the “Change in Control” period (as described above), a participant will be entitled to the following: (i) a lump sum cash payment equal to 165% of the participant’s base salary; and (ii) a lump-sum cash payment equal to the aggregate amount of the full premium for benefit coverage continuation under COBRA for a period of 18 months.
In order to receive any severance benefits under the plan, participants must sign a general release of claims against us. Some of the employees who are eligible to be selected to participate in the plan are also entitled to severance benefits under their employment agreements. However, severance benefits provided under the plan will be reduced by any severance benefits to which a participant would otherwise be entitled under the participant’s employment agreement, or any general severance policy or plan maintained by us that provides for severance benefits (unless the agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under the plan). In addition, any amounts payable to a participant under the plan will be reduced to the maximum amount that could be paid without being subject to the excise tax imposed under the Code sections 280G and 4999, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount. The plan may be terminated or amended by us, provided the participants consent to the termination of the plan or to any amendment that materially and adversely impacts the right of the participant under the plan.

Summary of Potential Payments Upon Termination of Employment or Change in Control
The following table sets forth the potential payments and benefits our NEOs would receive in the event of a termination of employment. These payments and benefits have been quantified assuming their termination of employment, or their termination upon death or disability, or their termination following a change in control occurred on the last trading day of our most recently completed fiscal year ending December 31, 2016 and that the price per share of our common stock is the closing market price on December 30, 2016 of $52.60 per share.

Named Executive Officer	Termination Without Cause or Resignation For Good Reason not related to a Change in Control (1)	Termination For Cause or Resignation Without Good Reason (1)	Death	Disability (1)	Termination Without Cause or Resignation for Good Reason related to a Change in Control (1)
Alistair Macdonald
Continuation of Base Salary (2)	$375,000	$—	$—	$—	$375,000
Group Life Insurance (3)	—	—	2,820,480	—	—
Long-Term Disability Benefits (4)	—	—	—	528,840	—
Stock Option Vesting (5)	—	—	—	—	3,687,090
Restricted Stock Unit Vesting (6)	—	—	—	—	2,984,734
Performance-Based Restricted Stock Unit Vesting (7)	—	—	—	—	385,716
	$375,000	$—	$2,820,480	$528,840	$7,432,540
Gregory S. Rush
Accrued Payments (8)	$—	$376,350	$376,350	$376,350	$—
Cash Severance (9)	825,000	—	—	—	1,325,000
COBRA (10)	35,753	—	—	—	35,753
Group Life Insurance (3)	—	—	1,000,000	—	—
Long-Term Disability Benefits (11)	—	—	—	120,000	—
Stock Option Vesting (5)	—	—	—	—	5,815,954
Restricted Stock Unit Vesting (12)	—	—	—	—	2,693,593
Performance-Based Restricted Stock Unit Vesting (7)	—	—	—	—	420,800
	$860,753	$376,350	$1,376,350	$496,350	$10,291,100
Michael Gibertini, PhD
Accrued Payments (8)	$—	$376,350	$376,350	$376,350	$—
Cash Severance (9)	825,000	—	—	—	1,325,000
COBRA (10)	21,405	—	—	—	21,405
Group Life Insurance (3)	—	—	1,000,000	—	—
Long-Term Disability Benefits (11)	—	—	—	120,000	—
Stock Option Vesting (5)	—	—	—	—	2,637,194
Restricted Stock Unit Vesting (12)	—	—	—	—	2,634,524
Performance-Based Restricted Stock Unit Vesting (7)	—	—	—	—	385,716
	$846,405	$376,350	$1,376,350	$496,350	$7,003,839
Christopher L. Gaenzle
Accrued Payments (8)	$—	$346,242	$346,242	$346,242	$—
Cash Severance (9)	759,000	—	—	—	1,219,000
COBRA (10)	31,376	—	—	—	31,376
Group Life Insurance (3)	—	—	1,000,000	—	—
Long-Term Disability Benefits (11)	—	—	—	120,000	—
Stock Option Vesting (5)	—	—	—	—	2,258,523
Restricted Stock Unit Vesting (12)	—	—	—	—	2,331,074
Performance-Based Restricted Stock Unit Vesting (7)	—	—	—	—	317,336
	$790,376	$346,242	$1,346,242	$466,242	$6,157,309

Named Executive Officer	Termination Without Cause or Resignation For Good Reason not related to a Change in Control (1)	Termination For Cause or Resignation Without Good Reason (1)	Death	Disability (1)	Termination Without Cause or Resignation for Good Reason related to a Change in Control (1)
D. Jamie Macdonald (13)
Accrued Payments (8)	$—	$—	$800,000	$800,000	$—
Group Life Insurance (3)	—	—	1,000,000	—	—
Long-Term Disability Benefits (11)	—	—	—	120,000	—
Stock Option Vesting (5)	—	—	—	—	7,590,788
Restricted Stock Unit Vesting (6)	—	—	—	—	3,099,560
Performance-Based Restricted Stock Unit Vesting (7)	—	—	—	—	2,104,000
	$—	$—	$1,800,000	$920,000	$12,794,348

(1)	“Cause,” “good reason,” “disability,” and “change in control” are defined in each NEO’s employment agreement.

(2)	Continuation of salary paid monthly over 6 months.

(3)	Payment to the estate of executive in lump sum.

(4)	Yearly benefit after 26 week waiting period, paid monthly for maximum of five years.

(5)
Vesting of all unvested stock options on the termination date pursuant to the Company’s 2010 Equity Incentive Plan and 2014 Equity Incentive Plan and associated award agreements. Amounts shown represent the intrinsic value of unvested in-the-money options determined based on the closing market price of our common stock on December 30, 2016.

(6)
Vesting of all unvested restricted stock units on the termination date pursuant to the Company’s 2014 Equity Incentive Plan and associated award agreements. Amounts shown represent the value of unvested restricted stock units determined based on the closing market price of our common stock on December 30, 2016.

(7)
Vesting of all performance-based restricted stock units on the termination date that have not previously forfeited pursuant to the Company’s 2014 Equity Incentive Plan and associated award agreements. Amounts shown represent the value of unvested performance-based restricted stock units based on the closing market price of our common stock on December 30, 2016.

(8)	“Accrued payments” is defined in each NEO’s employment agreement.

(9)
“Cash severance” equal to (i) 165% of salary for a termination not related to CIC as defined in the Executive Severance Plan; the amount shall be paid within 60 days after NEO’s termination date. “Cash severance” equal to (ii) 200% of salary plus target bonus for a termination related to a CIC as defined in the Executive Severance Plan; the amount shall be paid within 60 days after the later of the date of the CIC or the NEO’s termination date. Both cash severance payments also require the NEO to execute the Release and the revocation period to expire within such 60-day period. The payments do not incorporate any reductions from the best after tax provisions.

(10)	COBRA coverage premiums for 18 months, paid in lump sum within 60 days of NEO’s termination.

(11)	Annual amount due to the executive, paid monthly for the term of the disability.

(12)
Vesting of all unvested restricted stock units on the termination date pursuant to the Company’s 2014 Equity Incentive Plan and associated award agreements. These units shall be settled within 60 days after the later of the date of the CIC or the NEO’s termination date, provided that the NEO has executed the Executive Severance Plan Release and the revocation period under the executive severance plan has expired within such 60-day period. Amounts shown represent the value of unvested restricted stock units based on the closing market price of our common stock on December 30, 2016.

(13)
During the period from October 1, 2016 to February 28, 2017, Mr. J. Macdonald continued to receive the compensation and benefits that he received as CEO, including COBRA rights. Mr. J. Macdonald continued to have all rights and benefits associated with his outstanding equity compensation awards (including stock options, restricted stock units and performance restricted stock units) that vested through February 28, 2017.

PROPOSAL TWO
ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION
As discussed in the CD&A, our compensation strategy focuses on providing a total compensation package that is designed to attract and retain high-caliber executives by incentivizing them to achieve Company and individual performance goals and closely aligning these goals with stockholder interests. Our philosophy reflects our emphasis on pay for performance and on long-term value creation for our stockholders.
As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory (nonbinding) vote on the compensation of our NEOs as described in this Proxy Statement. This proposal, known as a “Say-on-Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our Company’s executive compensation program through the following resolution:
“Resolved, that the stockholders approve, on an advisory (nonbinding) basis, the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the CD&A, the Summary Compensation Table for fiscal year 2016, and other related tables and disclosures).”
When you cast your vote, we urge you to consider the description of our executive compensation program contained in the CD&A and the accompanying tables and narrative disclosures.
Required Vote
The affirmative vote of a majority of our common stock present or represented and voting on our executive compensation is required to approve our executive compensation. Because your vote is advisory, it will not be binding upon our Board, will not overrule any decision by our Board and will not create or imply any additional fiduciary duties on our Board or any member thereof. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the meeting and, accordingly, will not affect the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR Proposal Two on our executive compensation as described in this Proxy Statement.

PROPOSAL THREE
APPROVAL OF THE MANAGEMENT INCENTIVE PLAN, INCLUDING THE MATERIAL TERMS OF THE PERFORMANCE GOALS APPLICABLE TO AWARDS GRANTED UNDER THE PLAN IN ACCORDANCE WITH INTERNAL REVENUE CODE SECTION 162(M)
The Board of Directors (the “Board”) of the Company is seeking stockholder approval of the INC Research Holdings, Inc. Management Incentive Plan (the “Plan”) to allow the Company to retain the ability to grant awards to the Company’s executive officers and other senior officers that are fully deductible for U.S. federal income tax purposes.
Background
The Company is asking its stockholders to approve the material terms of the performance goals currently contained in the Plan so the Company can deduct from the Company’s U.S. federal income taxes the full amount of the incentive awards paid under the Plan that otherwise qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. In order for the incentive compensation to be fully tax deductible, Section 162(m) requires that the material terms of the performance goals must be approved by stockholders.
Section 162(m) limits the Company’s ability to deduct from its U.S. federal income taxes compensation in excess of $1 million per year paid to “covered employees” unless the compensation qualifies as “performance-based”. Compensation cannot qualify as “performance-based” unless the Plan under which it is paid is approved by stockholders. As provided in Section 162(m), covered employees include the Company’s Chief Executive Officer and three most highly-compensated executive officers (other than the Chief Financial Officer). Any incentives paid to covered employees in accordance with the terms of the Plan will continue to be fully tax deductible by the Company if the material terms of the performance goals of the Plan are approved at the Annual Meeting and if the Company complies with certain other requirements set forth in Section 162(m) of the Internal Revenue Code. If the material terms of the performance goals of the Plan are not approved at the Annual Meeting, then any cash incentives paid to the Company’s covered employees will not qualify as “performance-based” and will count against the $1 million deductible compensation limit otherwise imposed by Section 162(m).
The material terms of the performance goals under which compensation may be paid under the Plan include:

•	the eligibility requirements for participation in the Plan;

•	the performance criteria upon which performance awards may be based; and

•	the maximum amount of compensation that can be paid to any employee under the Plan.
Each of these terms is discussed below, and approval of the Plan will constitute approval of the material terms of the performance goals.
Awards have been granted under the Plan with respect to the 2017 fiscal year performance period to eligible participants, including our covered employees. In accordance with the requirements of Section 162(m) of the Internal Revenue Code, the payment of awards granted to our covered employees is conditioned upon stockholder approval of the Plan at the Annual Meeting.
Purpose of the Plan
The Company established the Plan to provide eligible employees with the opportunity to participate in the performance of the Company and its affiliates. It is designed to motivate employees to achieve certain objectives of the Company or its affiliates while providing competitive total rewards for key positions and retaining top talent.
Key Terms
The key terms of the Plan are summarized below. The following summary is qualified in its entirety by reference to the Plan, which is attached to this Proxy Statement as Appendix A.

Plan Administration
For awards to participants that are intended to constitute qualified performance-based compensation, the Plan will be administered by a Committee consisting of two or more “outside directors” within the meaning of Section 162(m) of the Code (the “Committee”). The Committee has the power to interpret the Plan to adopt, interpret, amend or revoke rules pertaining to the administration, interpretation and application of the Plan. The Committee or the Board may wholly or partially amend or otherwise modify, including with retroactive effect, suspend or terminate the Plan at any time and from time to time. The Committee or the Board may not modify performance objectives (or adjustments) applicable to any outstanding awards to the extent such modification would cause the award to fail to constitute qualified performance-based compensation.
Eligibility
The Committee selects and confirms who is eligible to participate in the Plan. All full-time and part-time employees of the Company and its affiliates may be selected to receive an award under the Plan. Subject to any requirements that must be satisfied for awards intended to constitute qualified performance-based compensation, employees who are new hires are eligible to be selected to participate in the Plan as of their hire date. An employee with a start date on or after October 1st (or such other date established by the Committee at the commencement of the performance period) following the commencement of the performance period will not be eligible to participate in the Plan. As of March 27, approximately 1,300 employees were eligible to participate in the Plan.
Awards
For awards under the Plan that are intended to qualify as performance-based compensation under Section 162(m) of the Code, within the earlier of (i) 90 days after the commencement of a performance period or (ii) the expiration of 25% of the performance period, the Committee will designate or approve the following in writing in connection with the grant of an award:

•	the performance period, which may consist of one or more periods of times, and which may be of varying and overlapping durations;

•	the performance goals based on the approved performance objectives applicable to the performance periods; and

•	the maximum amount that may be paid upon achievement of the performance goals.
The Committee will also designate the form of payment.
Following completion of each performance period and prior to the distribution of any payment for an award granted under the Plan, the Committee will determine the attainment level of the performance goals.
A participant must be continuously and actively employed through the last date of the applicable performance period in order to be eligible to receive payment of an award under the Plan. A participant must also be an employee in good standing of the Company or an affiliate on the date of payment.
Performance Objectives
The following performance criteria may be considered for purposes of awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code: (i) net earnings or net income (before or after taxes), (ii) operating income, (iii) earnings per share, (iv) sales or revenue growth, (v) adjusted net income, (vi) net operating profit or income, (vii) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), (viii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), (ix) earnings before or after taxes, interest, depreciation, and/or amortization, (x) gross or operating margins, (xi) productivity ratios, (xii) share price (including, but not limited to, growth measures and total stockholder return), (xiii) cost control, (xiv) margins, (xv) operating efficiency, (xvi) market share, (xvii) customer satisfaction or employee satisfaction, (xviii) working capital, (xix) management development, (xx) succession planning, (xxi) taxes, (xxii) depreciation and amortization or (xxiii) economic value added.

Payment
Each award will be paid in cash or by common stock of the company, or a combination of cash and common stock of the Company. No participant may receive a bonus under the Plan in excess of $3 million and no participant may receive a number of shares of common stock in respect of an award under the Plan in excess of the share limit (i.e., 2 million shares) set forth in the Company’s 2014 Equity Incentive Plan, as amended and restated. Any shares of common stock issued in respect of an award under the Plan will be issued under the terms and conditions of the Company’s 2014 Equity Incentive Plan, as amended and restated, and will reduce the number of shares available for issuance under the Company’s 2014 Equity Incentive Plan, as amended and restated.
New Plan Benefits
Any awards granted under the Plan will be at the discretion of the Committee. As noted above, awards have been granted under the Plan with respect to the 2017 fiscal year performance period to eligible participants, including the executive officers listed below. However, the payment of awards granted to our covered employees, which includes the named executive officers listed below excluding the chief financial officer, is conditioned upon stockholder approval of the Plan. The amounts set forth below assumes the attainment of the performance objectives at the award target level. Payouts may be greater if the attainment level is greater than the award target level, but in no event will the amount of any payments under the awards be in excess of the maximum attainment level of 200% of the award target amount set forth below. No awards are paid if the attainment level of the performance objectives is less than the minimum attainment level. Non-employee directors are not eligible to participate in the Plan.

Name and Principal Position	MIP Award Target ($)
Alistair Macdonald, Chief Executive Officer	800,000
Gregory S. Rush, Executive Vice President and Chief Financial Officer	351,000
Michael Gibertini, PhD, Chief Operating Officer	351,000
Christopher L. Gaenzle, Chief Administrative Officer, General Counsel and Secretary	318,500
All Current Executive Officers (a)	—
Current Non-Executive Directors (b)	—
All current employees, including officers who are not executive officers	25.5 Million

(a)	We do not have any other Executive Officers.

(b)	Non-Executive Directors are not eligible to participate in the MIP.

The Board of Directors unanimously recommends that stockholders vote FOR Proposal Three, to approve the Management Incentive Plan, including the material terms of the performance goals applicable to awards granted under the Plan in accordance with Internal Revenue Code Section 162(m).

PROPOSAL FOUR
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee, pursuant to its Charter, has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements and the Company’s effectiveness of internal controls over financial reporting for the year ending December 31, 2017.
While our Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, our Audit Committee and our Board are requesting, as a matter of policy, that our stockholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Our Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If the appointment of Deloitte & Touche LLP is not ratified by a majority of the votes cast for and against this proposal at the Annual Meeting of Stockholders, our Audit Committee will consider the appointment of other independent registered public accounting firms for subsequent fiscal years. Even if the appointment is ratified, the Audit Committee may change the appointment at any time if it determines that the change would be in the best interests of the Company or our stockholders.
Deloitte & Touche LLP has served as our independent auditor since March of 2016. The Audit Committee believes that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2017. Although ratification is not required, the Board is submitting a proposal to ratify Deloitte & Touche LLP’s appointment to our stockholders because we value our stockholders’ views and as a matter of good corporate practice.
AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2016, (2) discussed with Deloitte & Touche LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2016, the matters required to be discussed by the Auditing Standard No. 1301, Communications with Audit Committees, as issued by the Public Company Accounting Oversight Board, and (3) received the written disclosures and the letter from Deloitte & Touche concerning applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche its independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is filed with the SEC.
Our Audit Committee is currently composed of Messrs. Breckon, Kender, Klitgaard and Ms. Harty. Each of the members of our Audit Committee are independent directors as defined in Rule 5605(a)(2) of the NASDAQ listing rules and Section 10A(m)(3) of the Exchange Act. The Board has determined that each of Messrs. Breckon, Kender and Klitgaard and Ms. Harty is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written Charter adopted by our Board, a copy of which is available under “Investors - Corporate Governance - Charters and Corporate Governance Documents” on our website at www.incresearch.com.
Ernst & Young LLP served as our independent registered public accounting firm until February 28, 2016 and audited our consolidated financial statements for the years ended December 31, 2000 through December 31, 2015. On February 28, 2016, the Audit Committee dismissed Ernst & Young as the Company’s independent registered public accounting firm. After completing a competitive evaluation process of multiple public accounting firms, the Audit Committee approved the appointment of Deloitte & Touche as the Company’s new independent registered public accounting firm for the year ending December 31, 2016.

The audit report of Ernst & Young on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph for the adoption of new accounting standards. The audit report of Ernst & Young on the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified.
During the fiscal years ended December 31, 2016 and 2015, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the SEC. During the fiscal years ended December 31, 2016 and 2015, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of such disagreements in their reports on the financial statements.
On February 28, 2016, the Audit Committee approved the appointment of Deloitte & Touche as the Company’s new independent registered public accounting firm for the year ending December 31, 2016.
During the fiscal years ended December 31, 2016 and 2015, neither the Company nor anyone acting on its behalf consulted with Deloitte & Touche regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.
Summary of Fees
The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the Audit Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.
The following table summarizes the aggregate fees for professional services rendered to us by Ernst & Young in fiscal year 2015 and Deloitte & Touche in fiscal year 2016:

	2015	2016
Audit fees	$3,076,102	$2,045,663
Audit-related fees	—	—
Tax fees	472,790	424,803
All other fees	—	5,700
Total	$3,548,892	$2,476,166
Audit Fees
The audit fees represent the annual fees approved by the Audit Committee in connection with the annual audit of our financial statements, for the reviews of our financial statements included in our financial reports including, but not limited to, our Annual Report on Form 10-K, and for other services normally provided in connection with statutory and regulatory filings. The audit fees paid to our principal accountant were $3,076,102 and $2,045,663 for the years ended December 31, 2015 and 2016, respectively. The decrease in 2016 is primarily driven by the fees incurred in 2015 related to the initial adoption of Sarbanes-Oxley in 2015 that did not repeat in 2016.
Audit-Related Fees

The audit-related fees represent fees for assurance and related services during the period. For the years ended December 31, 2015 and 2016, respectively, we did not incur any audit-related fees.
Tax Fees
The aggregate tax fees billed to us by our principal accountant were $472,790 and $424,803 for the years ended December 31, 2015 and 2016, respectively. The decrease in 2016 is primarily related to a reduction in global tax planning services.
All Other Fees
The aggregate of all other fees billed to us by our principal accountant for the year ended December 31, 2016 was $5,700. These fees represented the annual subscription fee for Deloitte & Touche’s technical accounting research tool. There were no other fees incurred in 2015.
A representative of Deloitte & Touche is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
William E. Klitgaard, Chair
Robert W. Breckon
Linda S. Harty
Richard N. Kender

The Board of Directors unanimously recommends that stockholders vote FOR Proposal Four, to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2016
Director Compensation
Our directors who are employed by us or our subsidiaries do not receive any compensation from us for serving on our Board, although we do, like with other directors, reimburse their reasonable expenses incurred in connection with serving on our Board, including documented travel expenses to attend meetings. Currently, the only director employed by us is Alistair Macdonald.
In fiscal year 2016, each non-employee member of our Board (other than the current Chair of the Board) received compensation for their services as a director through cash fees of $60,000 per year, and annual equity awards with an aggregate value per director of $100,000 commencing at our 2016 annual stockholders’ meeting. The Chair of the Board received an annual cash fee of $160,000. Each of the members (other than the Chair) of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee also received an annual cash fee of $12,000, $7,750 and $4,500, respectively. We paid additional annual fees of $28,500 to the Audit Committee Chair, $15,000 to the Compensation Committee Chair and $13,500 to the Nominating and Corporate Governance Committee Chair. All of these cash fees were paid in quarterly installments. We also reimbursed directors for reasonable out-of-pocket expenses incurred in connection with serving as directors.
The following table provides information related to the compensation earned by and stock-based awards granted to each non-employee director of our Company for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)(2)	Total ($)
David Y. Norton, Chairman (3)	186,990 (4)	99,993	—	286,983
Robert W. Breckon	72,000	99,993	—	171,993
David F. Burgstahler (5)	25,883	74,243	—	100,126
Charles C. Harwood, Jr. (6)	94,980	99,993	—	194,973
Richard N. Kender	125,430 (4)	99,993	—	225,423
Kenneth F. Meyers (7)	11,292	55,891	—	67,183
Matthew E. Monaghan (7)	10,750	55,891	—	66,641
James T. Ogle (3)	80,000	—	—	80,000
Terry Woodward (8)	—	—	—	—

(1)
The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9 to the financial statements included in our annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 27, 2017.

(2)
As of March 27, 2017, Mr. Norton had 4,126 options outstanding, of which 1,860 were exercisable, Mr. Breckon had 3,401 options outstanding, of which 1,134 were exercisable, Mr. Burgstahler had no options exercisable or outstanding, Mr. Harwood had no options exercisable or outstanding, Mr. Kender had 4,447 options outstanding, of which 1,933 were exercisable, and Mr. Ogle had no options exercisable or outstanding.

(3)	Effective May 31, 2016, Mr. Ogle resigned from the Board and Mr. Norton, who was already a director, became Chairman of the Board.

(4)	Includes compensation paid for service on a special committee in 2016.

(5)
In 2016, Mr. Burgstahler waived the portion of director compensation that he was otherwise entitled to receive while Avista held more than 5% of the Company’s outstanding shares of common stock. He began receiving fees in August 2016.

(6)	Effective November 4, 2016, Mr. Harwood resigned from the Board.

(7)	Effective October 31, 2016, Messrs. Meyers and Monaghan became directors.

(8)
Effective November 4, 2016, Mr. Woodward resigned from the Compensation Committee and effective December 31, 2016, resigned from the Board. Mr. Woodward waived and thus, did not receive, any director compensation that he was otherwise entitled to receive in fiscal year 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee consists of Messrs. Meyers (Chair), Monaghan and Pâques. None of our executive officers serves as a member of the Board of Directors or Compensation Committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on our Board or Compensation Committee. No interlocking relationship exists between any member of the Board or any member of the Compensation Committee (or other committee performing equivalent functions) of any other company.
TRANSACTIONS WITH RELATED PERSONS
Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries on the one hand, and any of our directors, executive officers and holders of more than 5% of our voting securities on the other hand. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.
Second Amended and Restated Stockholders’ Agreement
On November 6, 2014, in connection with our IPO, we entered into a Second Amended and Restated Stockholders’ Agreement with affiliates of our Sponsors, as well as our management investors. The Stockholders’ Agreement provided that each Sponsor had rights to elect directors to our Board depending on each Sponsor’s total ownership percentage of our outstanding shares of common stock. As reported on Schedules 13G/A filed on February 3, 2017 and February, 13, 2017, the Sponsors no longer hold any shares of the Company’s outstanding common stock.
Registration Rights
Pursuant to the Stockholders’ Agreement, the Sponsors had certain registration rights depending on their individual and collective ownership percentage of the Company’s outstanding common stock. The Sponsors had shelf demand registration rights that would be effective as long as the collective ownership of the Sponsors was above 10% of the Company’s outstanding common stock. As noted above, the Sponsors no longer hold any shares of the Company’s outstanding common stock.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer, as applicable.
Other Transactions
Ms. Kari Nations is the wife of Dr. Michael Gibertini and is an employee of the Company. Ms. Nations serves as the Company’s Senior Vice President, Clinical Development. Ms. Nations received total compensation, consisting of base salary and bonus, of $406,521 for the year ended December 31, 2016. Ms. Nations also participated in other employee benefit plans and arrangements that are made generally available to other employees at her level.
Policies for Approval of Related Person Transactions
We have adopted a related party transactions policy to comply with Section 404 of the Securities and Exchange Act of 1934, as amended. Under this policy, our Audit Committee must review and approve or ratify all relationships and related person transactions between the Company and

•	directors;

•	director nominees;

•	executive officers;

•	record or beneficial owners of 5% or more of our common stock; or

•	any immediate family members of any such person.
Our compliance director is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.
As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the Audit Committee will consider:

•	the position within or relationship of the related person to us;

•	the materiality of the transaction to the related person and us, including the dollar value of the transaction, without regard to profit or loss;

•
the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to us for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that we offer generally to persons who are not related persons;

•	whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course of business; and

•
the effect of the transaction on our business and operations, including on our internal controls over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee.

STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. We have not received any stockholder proposals for consideration at our 2017 Annual Meeting of Stockholders.
Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for the 2018 annual meeting of stockholders, it must be delivered to our principal executive offices located at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 by December 15, 2017; provided, however, that if the date of the 2018 annual meeting is more than 30 days before or after May 23, 2018, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2018 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2018 annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.
Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not more than 120 days before the meeting and not later than the first to occur of the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders.
Management’s proxy holders for the 2018 annual meeting will have discretion to vote proxies given to them on any stockholder proposal of which our Company does not have notice on or before February 23, 2018.
PROXY SOLICITATION
We have engaged Okapi Partners LLC (“Okapi Partners”) to assist in the solicitation of proxies for the 2017 Annual Meeting of Stockholders and we estimate we will pay Okapi Partners a fee of approximately $10,500. We have also agreed to reimburse Okapi Partners for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Okapi Partners against certain losses, costs and expenses.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and/or Proxy Statement either now or in the future, please contact our Corporate Secretary either by calling 1-919-876-9300 or by mailing a request to Attn: Corporate Secretary, INC Research Holdings, Inc., 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604-1547. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of the Proxy Statement may request to receive a single Notice of Internet Availability or a single copy of the Proxy Statement in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the SEC is accessible free of charge on our website at www.incresearch.com under Investor Relations – Financial information and SEC Filings. The Annual Report on Form 10-K contains audited consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows for each of the three years in the period ended December 31, 2016. You can request a copy of our Annual Report on Form 10-K free of charge by calling 1-919-876-9300 or sending an e-mail to Investor.Relations@incresearch.com. Please include your contact information with the request.

OTHER MATTERS
Other than those matters set forth in this Proxy Statement, the Board of Directors is not aware of any additional matters to be submitted before the 2017 Annual Meeting of Stockholders. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board recommends.

THE BOARD OF DIRECTORS
Dated: April 13, 2017

APPENDIX A
INC RESEARCH HOLDINGS, INC.
MANAGEMENT INCENTIVE PLAN
(Adopted by the Board of Directors of the Company on March 20, 2017,
and approved by the stockholders of the Company on ___)
INC Research Holdings, Inc. (the “Company”) has established the Management Incentive Plan (the “MIP”) for eligible employees of the Company and its Affiliates (as defined below) to provide them with the opportunity to participate in the performance of the Company and its Affiliates. It is designed to motivate employees to achieve certain objectives of the Company or its Affiliates while providing competitive total rewards for key positions and retaining top talent.
The Board of Directors of the Company (the “Board”) has adopted the MIP, effective with respect to MIP Awards for Performance Periods beginning on or after January 1, 2017, subject to approval of the MIP by the stockholders of the Company with respect to MIP Awards that are intended to constitute Qualified Performance-Based Compensation (as such terms are defined below).
ARTICLE I
DEFINITIONS
For purposes of the MIP, the following terms shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
Section 1.1    Affiliate. “Affiliate” means any entity that directly or indirectly through one or more intermediaries controls or is controlled by the Company, in each case, as determined by the Committee.
Section 1.2    Applicable Accounting Standards. “Applicable Accounting Standards” means Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
Section 1.3    Board. “Board” means the Board of Directors of the Company.
Section 1.4    Code. “Code” means the Internal Revenue Code of 1986, as amended.
    Section 1.5    Committee. “Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of the Board appointed by the Board to administer the MIP, or (iii) subject to the terms of the MIP, the Board.
Section 1.6    Common Stock. “Common Stock” has the meaning given to such term in the EIP.
Section 1.7    Covered Employee. “Covered Employee” means an Eligible Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code, any treasury regulations promulgated thereunder and any related IRS guidance.
Section 1.8    Director. “Director” means a member of the Board.
Section 1.9    Disability. “Disability” means:
(i)if a Participant has an effective employment agreement or service agreement with the Company or its Affiliates that defines “Disability” or a like term, the meaning set forth in such agreement at the time of the Participant’s termination of service, or
(ii)in the absence of such an effective employment or service agreement or definition, a Participant’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents such Participant from performing his or her essential job functions for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred twenty (120) calendar days out of any consecutive twelve (12) month period.

Section 1.10    EIP. “EIP” means the INC Research Holdings, Inc. 2014 Equity Incentive Plan as set forth herein, as amended and restated, as may be further amended and/or amended and restated from time to time.
Section 1.11    Eligible Base Earnings. “Eligible Base Earnings” means the base salary of a Participant as set forth in writing, no later than the deadline to establish the Performance Goals under Section 4.2(b), or for a MIP Award that is not intended to be Qualified Performance-Based Compensation, the annualized base salary of a Participant on or any other date set forth in an Award Notice. For an employee who becomes an Eligible Employee under Section 1.12 after the first date of the Performance Period, “Eligible Base Earnings” means the annualized base salary of that Participant in effect on the first date that the Participant becomes an Eligible Employee.
Section 1.12    Eligible Employee. “Eligible Employee” means an individual who has been identified and confirmed by the Committee as being eligible to participate in the MIP for the Performance Period.
Section 1.13    Executive Management. “Executive Management” means the Chief Executive Officer and any other individuals as determined by the Committee.
Section 1.14    MIP Award. “MIP Award” means an award granted to a Participant under the MIP entitling the Participant to cash or, to the extent the MIP Award is designated by the Committee, in shares of Common Stock, upon attainment of the Performance Goals and the satisfaction of the other terms and conditions set forth herein and in accordance with the provisions of the MIP.
Section 1.15    MIP Award Notice. “MIP Award Notice” means the Notice, contract, or other instrument used to communicate the terms and conditions of a MIP Award, including through electronic medium.
Section 1.16    MIP Award Cash Payment. “MIP Award Cash Payment” means an amount equal to the product of (a) the MIP Award Target, multiplied by (b) the Performance Goal Attainment Factor, and, in the case of a Participant who becomes eligible to participate in the MIP after the first day of the Performance Period or is subject to a change in the Participant’s Incentive Target, including as a result of the Participant’s change in employment position, multiplied by (c) the Participation Period Factor.
Section 1.17    MIP Award Payment. “MIP Award Payment” means a MIP Award Cash Payment or MIP Award Share Payment.
Section 1.18    MIP Award Share Payment. “MIP Award Share Payment” means an amount equal to the (a) the MIP Award Target, divided by (b) the Fair Market Value of a share of Common Stock on the first business day of the Performance Period, rounded up to the next 10 shares of Common Stock, and multiplied by (c) the Performance Goal Attainment Factor, and, in the case of a Participant who becomes eligible to participate in the MIP after the first day of the Performance Period or is subject to a change in the Participant’s Incentive Target, including as a result of the Participant’s change in employment position, multiplied by (d) the Participation Period Factor. For purposes of calculating the MIP Award Share Payment, if a Participant’s Eligible Base Earnings is in a currency other than U.S. dollars, his or her Eligible Base Earnings shall be converted into U.S. dollars at the exchange rate in effect on the first day of the Performance Period, as determined in the sole discretion of the Committee.
Section 1.19    MIP Award Target. “MIP Award Target” means an amount equal to (a) the product of (i) the Participant’s Eligible Base Earnings, multiplied by (ii) the Participant’s Incentive Target, (b) a percentage of a performance incentive pool established by the Committee in accordance with Section 2.1 hereof, or (c) a combination of the formulations set forth in subsections (a) and (b).
Section 1.20    Maximum Goal Factor. “Maximum Goal Factor” means a percentage established by the Committee with respect to a MIP Award and Performance Period, and representing the maximum percentage that may be determined to have been attained as a Performance Goal Attainment Factor. In the case of MIP Awards that are intended to constitute Qualified Performance-Based Compensation, the Maximum Goal Factor shall be established at the same time the related Performance Goals are established.
Section 1.21    Minimum Goal Factor. “Minimum Goal Factor” means a percentage established by the Committee with respect to a MIP Award and Performance Period, and representing the minimum percentage that may be determined to have been attained as a Performance Goal Attainment Factor. In the case of MIP Awards that are intended to constitute Qualified Performance-Based Compensation, the Minimum Goal Factor shall be established at the same time the related Performance Goals are established.
Section 1.22    Participant. “Participant” means any Eligible Employee selected by the Committee, in its sole discretion, who has been granted a MIP Award.
Section 1.23    Participant’s Incentive Target. “Participant’s Incentive Target” means a percentage of a Participant’s Eligible Base Earnings established by the Company.
Section 1.24    Participation Period Factor. “Participation Period Factor” means a percentage intended to provide for an adjustment to the total amount of a MIP Award Payment to reflect employment with the Employer for a period that is less than the entire Performance Period or change in a Participant’s employment position that results in a change to the Participant’s Incentive Target; provided, however, that no adjustment shall result in an increase to the payment otherwise payable under the MIP Award to the extent the MIP Award is intended to constitute Qualified Performance-Based Compensation. The Committee, in its sole discretion, may adjust the Participation Period Factor.
Section 1.25    Performance Criteria. “Performance Criteria” means, with respect to the Company, a subsidiary, an Affiliate, or any business unit thereof, any one or more or any combination of the following, net earnings or net income (before or after taxes), operating income, earnings per share, sales or revenue growth, adjusted net income, net operating profit or income, return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), earnings before or after taxes, interest, depreciation, and/or amortization, gross or operating margins, productivity ratios, share price (including, but not limited to, growth measures and total stockholder return), cost control, margins, operating efficiency, market share, customer satisfaction or employee satisfaction, working capital, management development, succession planning, taxes, depreciation and amortization or economic value added. The Performance Criteria applicable to any Performance Period shall be selected by the Committee, in its sole discretion, at the beginning of the applicable Performance Period.
Section 1.26    Performance Goal Attainment Factor. “Performance Goal Attainment Factor” means a percentage ranging from the Minimum Goal Factor to the Maximum Goal Factor representing the rate at which the Performance Goals have been attained as determined by the Committee.
Section 1.27    Performance Goals. “Performance Goals” have the meaning set forth in Section 2.2 hereof.
Section 1.28    Performance Period. “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and payment of, a MIP Award. In the case of a MIP Award that is not intended to constitute Qualified Performance-Based Compensation, the Committee, in its sole discretion, may adjust the duration of the Performance Period at any time before the term of the originally established Performance Period has expired.
Section 1.29    Qualified Performance-Based Compensation. “Qualified Performance-Based Compensation” means any compensation awarded to a Covered Employee that is intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.
ARTICLE II
MIP AWARDS
Section 2.1    Participants; MIP Awards. The Committee, in its sole discretion, may grant MIP Awards with regard to any Performance Period (and with respect to multiple Performance Periods) to one or more Eligible Employees, as the Committee selects. All full-time and part-time employees of the Company and its Affiliates are eligible to be selected to receive a grant of a MIP Award. Subject to any requirements that must be satisfied for MIP Awards that are intended to constitute Qualified Performance-Based Compensation, employees who are new hires are eligible to be selected to participate in the MIP as of their hire date. An employee with a start date on or after

October 1st (or such other date established by the Committee at the commencement of the Performance Period) following the commencement of the Performance Period will not be eligible to participate in the MIP. At the time a MIP Award is granted pursuant to this Section 2.1, the Committee shall specify: (a) whether the MIP Award will be a MIP Award Cash Payment or MIP Award Share Payment, or a combination thereof, (b) the Minimum Goal Factor, if any, (c) the Maximum Goal Factor that may be attained upon the achievement of the Performance Goals established in accordance Section 2.2 hereof, and subject to Section 2.4 hereof, and (d) a performance incentive pool amount, if any.
Section 2.2    Performance Goals. For each Performance Period in which one or more Eligible Employees are granted a MIP Award, the Committee shall establish in writing one or more objectively determinable Performance Goals based on Performance Criteria for such MIP Award. Performance Goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance under one or more Performance Criteria relative to the performance of other corporations.
In addition, for MIP Awards not intended to constitute Qualified Performance-Based Compensation, the Committee may establish Performance Goals based on Performance Criteria as it deems appropriate in its sole discretion. For MIP Awards that are intended to constitute Qualified Performance-Based Compensation, to the extent the Committee elects not to determine achievement of the Performance Goals in accordance with Applicable Accounting Standards, or to the extent that determination of achievement in accordance with Applicable Accounting Standards would not satisfy the requirements of Section 162(m) of the Code, the Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of determining whether and to what extent any specified Performance Goals has been achieved for the Performance Period.
The Performance Goals applicable to MIP Awards granted in connection with a given Performance Period shall be communicated to Participants for such Performance Period.
Section 2.3    Adjustments to Performance Goals. For each MIP Award that is intended to constitute Qualified Performance-Based Compensation, the Committee, in its sole discretion, may, at the time of grant, specify certain objectively determinable adjustments shall be made to one or more of the Performance Goals established under Section 2.2 hereof. For example (without limiting the adjustments to any of the following), the Committee may specify, in its sole discretion, at the time of grant, the manner of adjustment of any Performance Goals to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction but only to the extent such adjustments would be permitted under Section 162(m) of the Code. For MIP Awards not intended to constitute Qualified Performance-Based Compensation, the Committee may make such adjustments to one or more of the Performance Goals as the Committee in its sole discretion deems appropriate.
Section 2.4    162(m) Award Limit. The maximum aggregate amount of all MIP Awards intended to constitute Qualified Performance-Based Compensation that are granted to a Participant with regard to any fiscal year of the Company shall not exceed three million dollars ($3,000,000). The maximum aggregate number of shares of Common Stock that may be awarded under a MIP Award Share Payment that is intended to constitute Qualified Performance-Based Compensation granted to any Covered Employee shall not exceed a number of shares of Common Stock specified in Article 4 of the EIP.

ARTICLE III
PAYMENT OF MIP AWARDS
Section 3.1    Form of Payment. Each Participant’s MIP Award shall be paid as a MIP Award Cash Payment or a MIP Award Share Payment, or a combination thereof, as determined in accordance with Section 2.1 above. Any MIP Award that is paid, in whole or in part, in the form of a MIP Award Share Payment, and that results in less than a whole number of shares of Common Stock shall be rounded down to the next whole share of Common Stock (no fractional shares of Common Stock shall be issued in payment of a MIP Award). Any shares of Common Stock issued in respect of a MIP Award Share Payment shall be issued pursuant to the terms and conditions of the EIP and shall reduce the number of shares available for issuance thereunder.
Section 3.2    Certification; Performance Goal Attainment Factor Determination. Following the completion of each Performance Period and, subject to Section 3.4, prior to the distribution of any payment of a MIP Award intended to constitute Qualified Performance-Based Compensation, the Committee shall certify in writing whether the applicable Performance Goals were achieved for the Performance Period to which the MIP Award relates and shall determine the Performance Goal Attainment Factor with respect to such MIP Award.
Section 3.3    Performance Goal Attainment Factor Modifications. In determining the amount payable to a Participant with respect to the Participant’s MIP Award that is intended to constitute Qualified Performance-Based Compensation, the Committee shall have the right, in its sole discretion, to reduce the Performance Goal Attainment Factor (resulting in the reduction or elimination (including to zero), but not an increase, in the amount otherwise payable under the MIP Award) to take into account recommendations of the Executive Management of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period. In the case of MIP Awards that are not intended to constitute Qualified Performance-Based Compensation, the Committee shall retain the right, in its sole discretion, to modify the Performance Goal Attainment Factors (resulting in a reduction, an increase or elimination (including to zero) of, the amount otherwise payable under the under the MIP Award) to take into account recommendations of the Executive Management of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period. Anything to the contrary in the foregoing notwithstanding, in no event shall any such reduction or elimination of the amount payable under a MIP Award contemplated in the foregoing sentences increase the amount payable under a MIP Award that is intended to constitute Qualified Performance-Based Compensation.
Section 3.4    Timing of Payment. Unless otherwise determined by the Committee, each MIP Award shall be paid as soon as practicable after the Committee certifies in writing that the Performance Goals specified for such MIP Award were in fact satisfied. It is intended that payment will be made no later than required to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code and all payments are intended to be eligible for the short-term deferral exception to Section 409A of the Code.
Section 3.5    Employment Termination. Except as provided in Section 3.5(a), a Participant must be continuously and actively employed through the last date of the applicable Performance Period in order to be eligible to receive payment of the MIP Award. Receipt of salary continuation, notice payments, severance pay or any similar payment shall not constitute good standing for purposes of the MIP. For Participants residing outside the United States, and unless otherwise required by local law as determined by the Company on a country-by-country basis, in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to be eligible to receive payment of the MIP Award will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law).
(a)Death; Disability. The Committee may provide, in an Award Notice or otherwise, for the full or partial vesting acceleration of the MIP Award Payment in the event of the Participant’s death or termination resulting from Disability without regard to whether the applicable Performance Goals are attained.

(b)Other Employment Terminations. For MIP Awards that are not intended to constitute Qualified Performance-Based Compensation, the Committee may provide, in an Award Notice or otherwise, for full or partial vesting acceleration in the event of a termination of the Participant’s active employment with the Company (or an Affiliate) prior to the last day of the applicable Performance Period for any reason not described in Section 3.5(a), including, without limitation, the Participant’s voluntary or involuntary termination (whether with or without cause) or a termination in connection with a divestiture of the Company.
Anything to the contrary in this Section 3.5 notwithstanding, the Committee may, in its sole discretion, provide for full or partial payment of the MIP Award upon termination of a Participant’s active employment for any reason prior to the completion of a Performance Period to which a MIP Award relates provided, that the Committee shall not exercise such discretion if doing so would cause a MIP Award that is intended to constitute Qualified Performance-Based Compensation not to qualify.
Section 3.6    Forfeited Awards and Other Adjustments. Notwithstanding anything to the contrary herein, (including Section 6.1), (i) any amounts payable pursuant to MIP Awards that are forfeited by a Participant in the event of the Participant’s employment termination or for any other reason shall become available for payment pursuant to other MIP Awards relating to the same Performance Period and that are not intended to constitute Qualified Performance-Based Compensation and (ii) to the extent that, after the end of a Performance Period, the Committee exercises discretion under the Plan, including through Section 3.3, to reduce the amount payable to any Participant under any Award with respect to such Performance Period, the amount by which such Award was reduced shall be payable to other employees eligible for an MIP Award relating to the same Performance Period and that are not intended to constitute Qualified Performance-Based Compensation.
ARTICLE IV
SECTION 162(M) OF THE CODE
Section 4.1    Qualified Performance-Based Compensation. The Committee, in its discretion, may determine whether a MIP Award is intended to constitute Qualified Performance-Based Compensation, and may take such actions as it may deem necessary to ensure that such MIP Award will so qualify. Any such MIP Award shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) and any Treasury Regulations or rulings issued thereunder that are requirements for qualifications as Qualified Performance-Based Compensation, and the MIP shall be deemed amended to the extent necessary to conform to such requirements.
Section 4.2    Performance Goals.
(a)    The Committee may, in its discretion, establish the specific Performance Goal or Goals under Section 2.2 hereof that must be achieved in order for a Participant to become eligible to receive a MIP Award Payment (including any specific adjustments to be made under Section 2.3 hereof). The Performance Goals (including any adjustments resulting in an increase to the amount payable under the MIP Award) shall be established in writing by the Committee; provided, however, that the achievement of such Performance Goals shall be substantially uncertain at the time such Performance Goals are established in writing.
(b)    With respect to any MIP Award that is intended to constitute Qualified Performance-Based Compensation, the applicable Performance Goals described in Section 2.2 hereof (including any adjustments to be made under Section 2.3 hereof) shall be established in writing no later than the 90th day following the commencement of the Performance Period to which the Performance Goals relate; provided, however, that in no event shall the Performance Goals be established after 25% of the Performance Period has elapsed.
ARTICLE V
ADMINISTRATION
Section 5.1    Committee. For MIP Awards that are intended to constitute Qualified Performance-Based Compensation, the Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom constitutes an “outside director” within the meaning of Section 162(m)(4)(C)

of the Code and the Treasury Regulations thereunder. The Committee may consist of two or more Directors appointed by and holding office at the pleasure of the Board; provided that, to the extent permitted by applicable law, the Committee may also consist of one or more officers of the Company in the case of MIP Awards not intended to constitute Qualified Performance-Based Compensation granted to Eligible Employees who are not officers of the Company who have been appointed to serve on the Committee as contemplated hereunder.
Section 5.2    Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the MIP in accordance with its provisions. The Committee shall have the power to interpret the MIP, and to adopt such rules for the administration, interpretation and application of the MIP as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the MIP except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.
Section 5.3    Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board shall be final and binding upon all Participants, the Company and all other interested persons. No members (or former members) of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the MIP or any MIP Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.
ARTICLE VI
OTHER PROVISIONS
Section 6.1    Amendment, Suspension or Termination of the MIP. The MIP may be wholly or partially amended or otherwise modified, including with retroactive effect, suspended or terminated at any time or from time to time by the Board or the Committee. However, with respect to MIP Awards granted under the MIP which the Committee determines should constitute Qualified Performance-Based Compensation, no action of the Board or the Committee may modify the Performance Goals (or adjustments) applicable to any outstanding MIP Award, to the extent such modification would cause the MIP Award to fail to constitute Qualified Performance-Based Compensation.
Section 6.2    Effective Date. The MIP shall be effective as of March 20, 2017, subject to approval of the MIP by the stockholders of the Company with respect to MIP Awards that are intended to constitute Qualified Performance-Based Compensation (as such terms are defined below).
Section 6.3    No Fiduciary Relationship. The Board and the officers of the Company shall have no duty to manage or operate the MIP in order to maximize the benefits granted to the Participants hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of the respective best interests of the Company, its stockholders and the Participants. The MIP shall not be construed to create a fiduciary relationship between the Board or the Committee and the Participants.
Section 6.4    Governing Law; Jurisdiction; Waiver of Jury Trial. The MIP, all MIP Awards, and all MIP Award Notices and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to the MIP, any MIP Awards, or any MIP Award Notices shall be governed by the internal laws of the State of Delaware, excluding any conflicts- or choice-of-law rule or principle that might otherwise refer construction or interpretation of the MIP to the substantive law of another jurisdiction. Each Participant agrees that it shall bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the MIP or any MIP Award Notice exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv)

agrees that service of process upon such party in any such claim or cause of action shall be effective if notice is given in accordance with such MIP Award Notice.
Section 6.5    No Employment Guarantee. Nothing in the MIP shall be construed as an employment contract or a guarantee of continued employment. The rights of any Participant shall only be those as are expressly set forth in the MIP.
Section 6.6    General Creditor Status. The Participants shall, in no event, be regarded as standing in any position, if at all, other than as a general creditor of the Company with respect to any rights derived from the existence of the MIP and shall receive only the Company’s unfunded and unsecured promise to pay benefits under the MIP.
Section 6.7    Nonalienation of Benefits. Except as expressly provided herein, no Participant or his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the MIP. The provisions of the MIP shall inure to the benefit of each Participant and his beneficiaries, heirs, executors, administrators or successors in interest.
Section 6.8    Severability. If any provision of the MIP is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the MIP, and the MIP shall be enforced and construed as if such provision had not been included.
Section 6.9    Code Section 409A. Anything in the MIP to the contrary notwithstanding, no payment of a MIP Award that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s termination of employment with the Company shall be made to the Participant unless the Participant’s termination of employment constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s separation from service or (b) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. All payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon the Participant’s death). The MIP and all MIP Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the MIP and the MIP Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. The MIP may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the MIP shall provide a basis for any person to take action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or MIP Award made under the MIP, and neither the Company nor any of its Affiliates shall under any circumstances have any liability to any Participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under the MIP, including taxes, penalties or interest imposed under Section 409A of the Code.
Section 6.10    Tax Withholding. The Company shall have the authority and the right to deduct or withhold, report or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including any social insurance, payroll tax, or payment on account) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a MIP Award.

* * *

INC RESEARCH HOLDINGS, INC. 3201 BEECHLEAF COURT, SUITE 600 RALEIGH, NC 27604
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The Board of Directors recommends you vote FOR the following:
1.	To elect the four Class III directors for a term expiring at the 2020 annual meeting of stockholders or until their successors have been elected and qualified.
	Nominees	For	Against	Abstain			For	Against	Abstain
1A	Richard N. Kender	☐	☐	☐	3.	To approve the Management Incentive Plan, including the material terms of the performance goals applicable to awards granted under the Plan in accordance with Internal Revenue Code Section 162(m);	☐	☐	☐

1B	Kenneth F. Meyers	☐	☐	☐

1C	Matthew E. Monaghan	☐	☐	☐

1D	David Y. Norton	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.		For	Against	Abstain			For	Against	Abstain
2.	To hold an advisory (nonbinding) vote on executive compensation;	☐	☐	☐	4.	To ratify the appointment of the Company's independent auditors Deloitte & Touche LLP; and	☐	☐	☐

		Yes	No		NOTE: To consider and take action upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2016 Annual Report, Notice of 2017 Annual Meeting & Proxy Statement are available at www.proxyvote.com

INC RESEARCH HOLDINGS, INC. Annual Meeting of Shareholders May 23, 2017 8:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gregory S. Rush and Christopher L. Gaenzle, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common stock of INC RESEARCH HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 08:00 AM, EDT on 5/23/2017, at the Renaissance Raleigh North Hills Hotel, 4100 Main at North Hills St., Raleigh, NC 27609 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side